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                                                                    EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of this 16th day of January, 2004 by and between PRG-Schultz USA, Inc., a Georgia corporation ("PRGUSA"), PRGRS, Inc., a Delaware corporation ("PRGRS"), PRG-Schultz International Inc., a Georgia corporation ("Parent"), and TSL (DE) Corp., a Delaware corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto desire that PRGUSA sell to Purchaser and that Purchaser purchase substantially all of the assets of PRGUSA used or held for use in PRGUSA's TSL division ("TSL") for providing the following services (collectively, the "Business"):

         (i) Telecommunications and information technology cost control services;

         (ii) Telecommunications consulting services and professional services for telecommunications-related services;

         (iii) Telecommunications billing verification services and optimization;

         (iv)     Call accounting and IT/telecommunications chargeback services;

         (v) Telecommunications software and software services (e.g., ASP Service Provider; Internet Hosting Services, Development, etc.);

         (vi)     Managed telecommunications invoice processing services;

         (vii) Other telecommunications-related managed services (e.g., moves, adds and changes and billing help desk); and

         (viii) Professional technical temporary staffing for telecommunications-related services.

         WHEREAS, notwithstanding the foregoing, PRGUSA has advised Purchaser that the assets of the former Invoice & Tariff Management Group, LLC, The Right Call, Inc. and The Right Answer, Inc. are not part of the Business and they are not now primarily related to or primarily used in the Business; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the transactions contemplated herein and certain additional agreements related thereto.

         NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

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                                   ARTICLE 1.
                      PURCHASE AND SALE OF PURCHASED ASSETS

         1.1 ASSETS TO BE ACQUIRED. Subject to and upon the terms and conditions set forth herein, Purchaser agrees to purchase from PRGUSA, and PRGUSA agrees to sell, transfer, convey and assign to Purchaser, free and clear of all claims, liens, encumbrances, security interests and similar interests of any kind or nature whatsoever, except for Permitted Encumbrances (as defined in Section 4.4), the Purchased Assets, the Business and the goodwill related thereto for the Purchase Price specified in Section 2.1. For purposes of this Agreement, "Purchased Assets" shall mean all of PRGUSA's properties, assets, goodwill and rights of every kind, nature and description existing on the Closing Date (as hereinafter defined), primarily related to or primarily used in the conduct of the Business as a going concern, wherever such assets are located and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements, except for the Excluded Assets (as defined in Section 1.2), including, without limitation, all of PRGUSA's right, title and interest in and to the following, as the same may exist on the Closing Date, to the extent primarily related to or primarily used in the Business:

                  (a) all of the assets and properties reflected in the Interim Statement of Net Assets (as defined in Section 4.7 herein) under the heading "Assets" and all of the assets and properties of TSL (other than Excluded Assets, as defined herein) acquired in the ordinary course of business after December 31, 2003 by PRGUSA, primarily related to or primarily used in the conduct of the Business, except for those disposed of after such date in the ordinary course of business and not in violation of this Agreement;

                  (b) all machinery, appliances, equipment, including computer hardware, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures and assets subject to outstanding purchase orders ("Fixed Assets");

                  (c) all right, title and interest under all contracts with clients or customers ("Client Contracts"), agreements with auditors, independent contractor agreements, software development agreements, arrangements, licenses, purchase orders, invoices and all other agreements and contracts, whether oral or written, except for contracts and agreements which are Excluded Assets (collectively, "Contracts");

                  (d) all trade and accounts receivables (including, without limitation custodial receivables for amounts advanced by PRGUSA on behalf of one client of TSL as described in Section 3.10 hereof), notes receivable, employee advances of PRGUSA (collectively, "Accounts Receivable") and all work in progress (collectively, the "Work in Progress");

                  (e) all of PRGUSA's right, title and interest in, and benefits accruing to PRGUSA as lessee under all written and oral leases of personal property (collectively, the "Personal Property Leases");

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                  (f)      all of PRGUSA's right, title and interest in, and
benefits accruing to PRGUSA under all leaseholds and subleaseholds relating to real property (collectively, the "Real Property Leases");

                  (g) all rights in Intellectual Property (as defined in Section 4.11(k)) used or held for use in TSL's business, including without limitation all Intellectual Property set forth on Schedule 4.11 hereto;

                  (h) all franchises, licenses, consents, permits, variances, certifications and approvals, orders and registrations of governmental agencies or quasi-governmental or non-governmental third persons;

                  (i) all claims, security and other deposits, refunds, prepaid expenses, causes of action, choses in action, judgments, rights of recovery, warranty rights, rights of set off, credits, guarantees, indemnities and similar rights (collectively, the "Deposits and Other Rights");

                  (j) client and supplier lists, client files, files related to employees and auditors, computer data bases, books, records, manuals, documents, pricing and cost information, books of account, correspondence, sales and credit reports, subscription lists, mailing lists, literature, brochures, marketing or promotional material and the like, including, without limitation, all discs, tapes and other media storing data and other information and all of the software and information management systems, and other business records;

                  (k) all right, title and interest in and to the telephone numbers and the white and yellow page directory listings for such telephone numbers used in the conduct of the Business;

                  (l) that certain bank account ("Custodial Account") used exclusively for services provided by TSL to The McGraw-Hill Companies ("McGraw-Hill") pursuant to an agreement described on Schedule 4.9 attached hereto and all bank deposits held by TSL in connection with its services on behalf of McGraw-Hill (collectively, "Custodial Funds") including the Custodial Account set forth Schedule 1.1(l);

                  (m) all prepaid items and expenses, advance payments, security or similar deposits, investments, deferred charges and claims for refund;

                  (n)      all goodwill associated with TSL; and

                  (o)      all other tangible personal property.

Provided, however, that if any affiliate of PRGUSA (including PRGRS) owns or leases any of the Purchased Assets, PRGUSA shall cause such affiliate to convey all of such affiliate's right, title and interest in such Purchased Assets to Purchaser pursuant to the terms of this Agreement.

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         1.2      EXCLUDED ASSETS. Notwithstanding anything to the contrary
contained in Section 1.1 hereof, Purchaser shall not acquire and PRGUSA shall not transfer to Purchaser the following (collectively, "Excluded Assets"):

                  (a) cash, bank deposits and cash equivalents (except for the items referred to in Sections 1.1(l) and 1.1(m), which shall be Purchased Assets);

                  (b) the name "PRG-Schultz," "Profit Recovery Group" or any related or similar trade names, trademarks, service marks or logos to the extent the same incorporate the name(s) "PRG-Schultz," "Profit Recovery Group" or any variation thereof;

                  (c) rights, claims or causes of action against third parties to the extent relating to the Excluded Assets or Excluded Liabilities;

                  (d) those contracts or agreements entered into as a part of any business acquisition transaction to which PRGUSA or any of its affiliates is a party or a beneficiary and which are listed in Schedule 1.2 attached hereto;

                  (e) all contracts of insurance and any prepaid premiums with respect to such insurance;

                  (f) all corporate minute books and stock transfer books and the corporate seal of PRGUSA;

                  (g) all employment, retention, bonus, severance and other compensation contracts and arrangements with employees of TSL including, without limitation, the Employee Agreements entered into by TSL employees in favor of PRGUSA;

                  (h) all rights to claims for refunds of any income taxes for which PRGUSA is or was entitled;

                  (i) except as provided in Section 3.9(b), all assets under or relating to any Employee Benefit Plan (as defined below);

                  (j)      those assets listed on Schedule 1.2 attached hereto.

For the avoidance of doubt, PRGUSA has advised Purchaser that the assets of the former Invoice & Tariff Management Group, llc, The Right Call, Inc. and The Right Answer, Inc. are not a part of the Business and they are not now primarily related or primarily used in the Business, and do not constitute a portion of the Purchased Assets.

         1.3 CONVEYANCE OF ASSETS. The conveyance, transfer and delivery of the Purchased Assets shall be made by PRGUSA and accepted by Purchaser as of the Closing Date as follows:

                  (a) PRGUSA shall execute and deliver to Purchaser a bill of sale in the form of Exhibit 1.3(a) attached hereto and made a part hereof (the "Bill of Sale");

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                  (b)      PRGUSA and Purchaser shall execute and deliver an
Assignment and Assumption Agreement in the form of Exhibit 1.3(b) attached hereto and made a part hereof (the "Assignment and Assumption Agreement") with respect to the Assumed Liabilities (as hereinafter defined);

                  (c) PRGRS shall execute and deliver to Purchaser an assignment to Purchaser of the Intellectual Property owned by it in the form of
Exhibit 1.3(c) attached hereto and made a part hereof ("Intellectual Property Assignment");

                  (d) PRGUSA shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that the liens against the Purchased Assets under the Credit Agreement dated as of December 31, 2001 among Parent and certain of its affiliates, the lenders party thereto and Bank of America, N.A., as administrative agent, have been or at the Closing will be released;

                  (e) Counsel to PRGUSA shall deliver to Purchaser an opinion of counsel to PRGUSA, dated the Closing Date, in the form of Exhibit 1.3(e) attached hereto;

                  (f) PRGUSA shall deliver to Purchaser the notices to, and consents and approvals of third parties listed on Schedule 1.3(f), to the extent obtained prior to the Closing Date;

                  (g) PRGRUSA shall execute and deliver to Purchaser a certificate stating that PRGUSA is not a foreign person in accordance with Sections 897 and 1445 of the Code;

                  (h) PRGUSA and Purchaser shall execute and deliver a Transition Services Agreement in the form of Exhibit 1.3(h) attached hereto;

                  (i) PRGUSA and Purchaser shall execute and deliver the Subcontractor Agreements in the form of Exhibit 1.3(i) attached hereto;

                  (j) PRGUSA, Parent and Purchaser shall execute and deliver a Noncompetition and Nonsolicitation Agreement in the form of Exhibit 1.3(j) attached hereto;

                  (k) PRGUSA shall deliver to Purchaser a certificate of good standing issued by the Secretary of State of the State of Georgia dated not more than five days before the Closing Date, certifying that PRGUSA is a corporation in good standing in such state;

                  (l) PRGUSA shall deliver to Purchaser a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, of the Secretary or an Assistant Secretary of Purchaser certifying
(i) that attached thereto is a complete and correct copy of the articles of incorporation of PRGUSA, as amended to date, (ii) that attached thereto is a complete and correct copy of the Bylaws of PRGUSA, as amended to date, (iii) that attached thereto is a complete and correct copy of resolutions adopted by the board of directors of PRGUSA, authorizing the execution, delivery and performance of this Agreement and all other agreements executed in connection herewith by PRGUSA and the transfer of the Purchased Assets to

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Purchaser hereunder, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof, and (iv) that the persons named therein are duly elected, qualified and acting officers of PRGUSA and that set forth therein is a genuine signature or true facsimile thereof for each such officer;

                  (m) PRGUSA shall execute and deliver such additional instruments of sale, transfer, conveyance and assignment as of the Closing Date as shall, in the reasonable opinion of Purchaser and its counsel, be necessary or appropriate to vest in Purchaser good, valid and marketable title to the Purchased Assets in accordance with Section 1.1;

                  (n)      [Intentionally omitted];

                  (o) Purchaser shall deliver to PRGUSA a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to PRGUSA, of the secretary or an assistant secretary of Purchaser certifying that
(i) attached thereto is a complete and correct copy of the Certificate of Incorporation of Purchaser, as amended to date, (ii) attached thereto is a complete and correct copy of the Bylaws of Purchaser, as amended to date, (ii) attached thereto is a complete and correct copy of resolutions adopted by the Board of Directors of Purchaser, authorizing the execution, delivery and performance of this Agreement and all other agreements executed in connection herewith by Purchaser and the purchase of the Purchased Assets by Purchaser hereunder, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof, and (iv) that the persons named therein are duly elected, qualified and acting officers of Purchaser and that set forth therein is a genuine signature or true facsimile thereof for each such officer;

                  (p) Purchaser shall wire transfer the cash payment to or for the account of PRGUSA in accordance with instructions delivered to Purchaser prior to Closing; and

                  (q) Purchaser shall execute and deliver such additional documents as of the Closing Date as shall, in the reasonable opinion of Seller and its counsel, be necessary or appropriate to consummate the transactions contemplated by this Agreement.

In addition, at the Closing PRGUSA will notify Bank of America that the bank account at Bank of America named "PRG-Schultz TSL Lockbox" shall come under the control of Purchaser from and after the Closing Date; provided that all deposits in such account at the close of business on the Closing Date shall be retained by PRGUSA. After the Closing, Purchaser may change signatures on such account to those persons selected by Purchaser.

         1.4 CLOSING. The closing of the transactions contemplated herein (the "Closing") shall take place on January 16, 2004 by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto upon compliance with the terms, conditions and contingencies contained herein or on such other date as is mutually agreed upon by the parties hereto (such date to be herein referred to as the "Closing Date"). All computations, adjustments, and transfers for the purposes hereof shall be effective as of the close of business on the Closing Date.

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         1.5      CERTAIN CONSENTS. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, permit, franchise, or claim included in the Purchased Assets which is by its terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by PRGUSA would not, as a matter of law, pass to Purchaser as an incident of the assignments provided for by this Agreement. In order, however, to provide Purchaser the full realization and value of every contract, agreement, permit, franchise and claim of the character described in the immediately preceding sentence, each of PRGUSA and Purchaser agrees that on and after the Closing, subject to the other terms and conditions of this Agreement and the Subcontractor Agreement, it will take all commercially reasonable action as shall be necessary or proper (a) to assure that the rights of PRGUSA under such contracts, agreements, permits, franchises, and claims shall be preserved for the benefit of Purchaser and (b) to facilitate receipt of the consideration to be received by PRGUSA in and under every such contract, agreement, permit, franchise, and claim, which consideration shall be held for the benefit of, and shall be delivered to, Purchaser. Nothing in this Section shall in any way diminish or increase PRGUSA's obligations hereunder to obtain all consents and approvals as elsewhere set forth in this Agreement. Nothing contained in this Section shall require PRGUSA to pay money or incur additional liabilities.

                                   ARTICLE II
                    PURCHASE PRICE; ASSUMPTION OF LIABILITIES

         2.1      PURCHASE PRICE; PAYMENTS AT CLOSING.

                  (a) Subject to adjustment pursuant to Section 2.3, the purchase price for the Purchased Assets will be an amount equal to Nineteen Million One Hundred Thousand Dollars ($19,100,000) (the "Cash Purchase Price"), payable at Closing by wire transfer to PRGUSA, plus the assumption of certain liabilities of PRGUSA in accordance with Section 2.2 (collectively, the "Purchase Price").

                  (b) The Cash Purchase Price shall be payable as follows: on the Closing Date, Purchaser shall pay to PRGUSA by wire transfer (w) $19,100,000 plus (x) the amount, if any, by which Estimated Net Working Capital is greater than $1,700,000, less (y) the amount, if any, by which Estimated Net Working Capital is less than $1,700,000 (collectively, the "Cash Payment").

         2.2      ASSUMPTION OF LIABILITIES.

                  (a) Assumed Liabilities. At the Closing, Purchaser shall assume and agree to discharge and perform when due only the following liabilities and obligations of PRGUSA, Parent or PRGRS relating to TSL as the same shall exist on the Closing Date (collectively, the "Assumed Liabilities"):

                           (i)      any liabilities and obligations reflected on
the Closing Statement of Net Assets (as defined in Section 2.3), each to the extent such liability or obligation is reflected on such statement;

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                           (ii)     PRGUSA's obligations and liabilities under
the Contracts, Real Property Leases and Personal Property Leases arising from and after the Closing (excluding any liabilities or obligations for any breach or default which occurred prior to the Closing);

                           (iii) all liabilities and obligations of PRGUSA
(including the obligations to make payments) resulting from facts or circumstances first arising from and after the Closing under all governmental licenses, permits, approvals, certificates of occupancy and operating rights held in connection with the Purchased Assets to the extent such licenses, permits, approvals, certificates of occupancy and operating rights are included in the Purchased Assets (excluding any liabilities or obligations for any breach or default which occurred prior to the Closing); and

                           (iv)     any other liabilities of PRGUSA set forth on
Schedule 2.2(a).

To the extent that any of the Assumed Liabilities are paid by PRGUSA, Purchaser shall reimburse PRGUSA for the amount of such payment by PRGUSA promptly after receiving evidence of the payment by PRGUSA. Except for the Assumed Liabilities, Purchaser shall not assume any debts or liabilities of PRGUSA, Parent or PRGRS of any kind or nature whatsoever (the "Excluded Liabilities").

                  (b) Excluded Liabilities. Notwithstanding anything herein to the contrary, PRGUSA shall retain and Purchaser shall not assume or be liable for the following liabilities and obligations of PRGUSA, Parent or PRGRS:

                           (i)      all federal, state, local, foreign and other
income taxes imposed on PRGUSA or Parent;

                           (ii)     any liabilities or obligations of PRGUSA,
contingent or otherwise, for any borrowed money or any capital leases;

                           (iii)    any Environmental Liabilities (as defined in
Section 6.1);

                           (iv)     any liabilities or obligations existing
immediately prior to Closing of TSL or the Business to PRGUSA, Parent, PRGRS or any of their Affiliates; and

                           (v)      any other liability or obligation of PRGUSA,
Parent, PRGRS or any of their Affiliates (as defined below) arising prior to Closing including any liability or obligation directly or indirectly arising out of or relating to the operation of the Business or ownership of the Purchased Assets prior to the Closing, whether contingent or otherwise, fixed or absolute, known or unknown, matured or unmatured, present, future or otherwise, except for the Assumed Liabilities.

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         2.3      WORKING CAPITAL ADJUSTMENT.

                  (a) As used herein, "Working Capital" means all Current Assets included in the Purchased Assets as of the Closing Date (and excluding the value of any Excluded Assets), less all Current Liabilities of the Business as of the Closing Date (and excluding the value of any Excluded Liabilities) determined in accordance with generally accepted accounting principles applied on a basis consistent with PRGUSA's past practice (the "Accounting Principles"); "Current Assets" means assets of the character that would be reflected as current assets on a balance sheet prepared on a basis consistent with the Accounting Principles; and "Current Liabilities" means liabilities of the character that would be reflected as current liabilities on a balance sheet prepared on a basis consistent with the Accounting Principles. Purchaser and PRGUSA agree that employer contributions to the PRGUSA 401(k) Plan (as defined below) shall not be included as a Current Liability reducing Working Capital, and shall accordingly not be an Assumed Liability.

                  (b)      The "Baseline Working Capital" shall be $1,700,000.

                  (c) The "Closing Working Capital" shall be the Working Capital as of the close of business on the Closing Date, as set forth in a closing statement of Working Capital (the "Closing Statement of Net Assets"). The Closing Statement of Net Assets shall be prepared consistent with the Accounting Principles in accordance with the procedure set forth in Sections 2.3(d) and, if applicable, 2.3(e).

                  (d) A preliminary and nonbinding estimate of Closing Working Capital ("Estimated Closing Working Capital") shall be prepared by PRGUSA in good faith and delivered to Purchaser before the Closing and, subject to the approval of the Estimated Closing Working Capital by Purchaser, the cash paid at Closing shall be increased by the amount that the Estimated Closing Working Capital exceeds the Baseline Working Capital and decreased by the amount that the Estimated Closing Working Capital is less than the Baseline Working Capital. The Estimated Closing Working Capital shall be calculated by PRGUSA in accordance with the Accounting Principles. Within 90 days following the Closing Date, Purchaser shall revise the Estimated Closing Working Capital amount prepared by PRGUSA, and shall prepare a statement (the "Purchaser Revised Statement") of the actual Closing Working Capital and shall deliver to PRGUSA the Purchaser Revised Statement. Purchaser shall also deliver or promptly make available to PRGUSA reasonably detailed schedules supporting the Purchaser Revised Statement and access to personnel and materials appropriate to verify the Purchaser Revised Statement. The Purchaser Revised Statement shall be prepared in accordance with the Accounting Principles. PRGUSA and Purchaser shall reasonably cooperate in good faith with each other in connection with calculating the Closing Working Capital which shall include, without limitation, the prompt sharing of any reasonably requested books and records and related information. If, within forty-five (45) days after the delivery of the Purchaser Revised Statement and supporting schedules, PRGUSA determines in good faith that the Purchaser Revised Statement has not been prepared in accordance with the Accounting Principles, is not mathematically accurate or has not been calculated or prepared in accordance with this Section 2.3, PRGUSA shall deliver to Purchaser within such period written notice (the "Dispute Notice") specifying in reasonable detail all disputed items and the basis therefor (collectively, the "Disputed Items"). The failure by

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PRGUSA to provide a Dispute Notice within such forty-five (45) day period to
Purchaser will constitute PRGUSA's acceptance of the Purchaser Revised Statement, except that such forty-five (45) day period shall be tolled for the duration of any delay in Purchaser's delivery to PRGUSA of any information reasonably requested by PRGUSA to calculate the Closing Working Capital. PRGUSA shall be deemed to have agreed with all items and amounts included in the Purchaser Revised Statement except if such items are specifically disputed in the Dispute Notice. If PRGUSA provides Purchaser with a timely Dispute Notice, Purchaser and PRGUSA shall, within forty-five (45) days (or such longer period as mutually agreed upon by Purchaser and PRGUSA) following the delivery of such Dispute Notice to Purchaser (the "Resolution Period"), negotiate in good faith to resolve the Disputed Items to their mutual satisfaction. At the conclusion of the Resolution Period, Purchaser and PRGUSA shall refer all unresolved Disputed Items to the Neutral Accountant in accordance with Section 2.3(e) below. If during the Resolution Period, Purchaser and PRGUSA agree in writing as to the final Closing Working Capital amount then such Closing Working Capital amount shall be final and binding upon the parties hereto.

                  (e) If a dispute arises under Section 2.3(d) above as to determination of the Closing Working Capital and such dispute is not resolved within the time period set forth therein, then each issue in dispute shall be submitted to arbitration before the offices of Deloitte & Touche, LLP, located in Atlanta, Georgia or such other accounting firm as may be acceptable to the parties (the "Neutral Accountant"). The parties agree to cooperate with one another in the engagement of the Neutral Accountant for such purposes. The Neutral Accountant shall follow the terms and provisions of this Agreement in resolving any issues in dispute and making its determination, which determination shall be made on the sole basis of whether the Purchaser Revised Statement has been prepared in accordance with the Accounting Principles and the principles set forth in this Section 2.3. The Neutral Accountant shall determine, based solely on presentations by the Purchaser and PRGUSA and their respective representatives, and not by independent review, only those issues in dispute and shall prepare a revised calculation of Closing Working Capital and render a written report as to the dispute and the resulting calculation of Closing Working Capital which shall be conclusive and binding upon the parties. In resolving any disputed item, the Neutral Accountant shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. All costs of the Neutral Accountant shall be shared equally between Purchaser and PRGUSA. The decision of the Neutral Accountant shall be made not later 30 days following the submission of all relevant materials to the Neutral Accountant and shall be binding and conclusive on the parties hereto.

                  (f)      Upon determination of the Closing Working Capital:

                           (i)      In the event that Closing Working Capital is
greater than the Estimated Closing Working Capital, Purchaser shall pay PRGUSA an aggregate amount equal to such excess in cash within five (5) business days of the determination of Closing Working Capital pursuant to this Section 2.3.

                           (ii)     In the event that Closing Working Capital is
less than the Estimated Closing Working Capital, PRGUSA and Parent shall pay Purchaser an aggregate

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

amount equal to such deficiency in cash within five (5) business days of the determination of Closing Working Capital pursuant to this Section 2.3.

                           (iii)    In the event of a payment pursuant to either
2.3(f)(i) or (ii), such payment shall include interest thereon from the Closing Date to the date of actual payment at a variable rate equal to the prime rate (as reported in the Wall Street Journal "Money Rates") from and including the Closing Date to, but not including, the date of payment. PRGUSA and Parent shall not be required to indemnify the Purchaser Indemnitees pursuant to Article 6 of this Agreement to the extent and in the dollar amount such matter is recorded as a specific reserve or as a current liability in the final Closing Statement of Net Assets.

                                   ARTICLE III
                              ADDITIONAL COVENANTS

         3.1 EMPLOYMENT MATTERS. Concurrently with or as soon as practicable after the Closing, Purchaser will offer employment to all employees of TSL identified on Schedule 3.1 attached hereto (collectively, the "TSL Employees"); provided, that, with respect to those TSL Employees identified on
Schedule 3.1 as being on leave, Purchaser will offer employment to such employees concurrently with or as soon as practicable after the time PRGUSA notifies Purchaser that such employees have returned from leave. Such offer of employment shall initially include employee benefits which, in the aggregate, are substantially comparable to the employee benefits provided to the TSL Employees by PRGUSA immediately prior to the Closing. Purchaser acknowledges that all or substantially all TSL Employees have covenanted in favor of PRGUSA not to, without limitation, engage in certain activities competitive with the business of PRGUSA or disclose or use confidential information of PRGUSA. PRGUSA hereby waives the covenants made by the TSL Employees in favor of PRGUSA (or any of its Affiliates) not to engage in competition with PRGUSA or any of its Affiliates (including any non-competition, non-solicitation of customers and non-solicitation of employees covenant), but PRGUSA does not hereby waive any other covenants made by any of the TSL Employees in favor of PRGUSA including, without limitation, covenants for the protection of confidential information and covenants to protect the ownership by PRGUSA of all ideas, discoveries, inventions, contributions and improvements which relate to the business of PRGUSA. Except for the TSL Employees, between the date hereof and the first anniversary of the date of this Agreement, Purchaser shall not directly or indirectly solicit (except through general solicitations and advertising not directed to employees of PRGUSA), employ, retain as a consultant, attempt to entice away or hire any persons who are then currently employees of PRGUSA or who have been within the preceding twelve months employees of PRGUSA. This Section shall survive the expiration or termination of this Agreement and the Closing.

         3.2 CONSENTS. Promptly after execution of this Agreement and until the Closing Date, PRGUSA will apply for or otherwise seek, and use its reasonable efforts (which shall not require PRGUSA to pay money or incur obligations) to obtain, all consents, releases and approvals required to enable PRGUSA or its affiliates, as the case may be, to effect the transactions contemplated hereby and required for the assignment of the rights of PRGUSA or any of its applicable affiliates under any of the Purchased Assets. To the extent that any of the consents identified on Schedule 1.3(f) hereto shall have not been obtained prior to the Closing

Date, PRGUSA will continue to use its reasonable efforts (which, except as set forth in the proviso below, shall not require PRGUSA to pay money or incur obligations) to obtain such consents (the "Omitted Consents") to the extent reasonably requested by Purchaser and to the extent PRGUSA reasonably has the ability to facilitate obtaining such consents; provided, that, PRGUSA shall reimburse Purchaser upon request for Purchaser's reasonable out-of-pocket costs actually incurred upon obtaining any such Omitted Consents up to $3,000 for each such Omitted Consent obtained after Closing.

         3.3 NONCOMPETITION AND NONSOLICITATION AGREEMENT. Concurrently with the Closing, in consideration of the acquisition of Purchased Assets as contemplated herein, PRGUSA and Parent shall enter into a noncompetition and nonsolicitation agreement with Purchaser, in the form of Exhibit 1.3(j), attached hereto and made a part hereof (the "Noncompetition and Nonsolicitation Agreement").

         3.4 TAX INFORMATION. Within 30 days following the final determination of Closing Working Capital, Purchaser shall declare to PRGUSA a proposed allocation of the consideration for the Purchased Assets. Within 30 days thereafter, PRGUSA shall provide Purchaser with any proposed changes to such allocation. Purchaser and PRGUSA shall attempt, in good faith, to resolve any disputes with respect to the proposed allocation within 15 days after PRGUSA's delivery of any disputed items. PRGUSA and Purchaser agree that they will each prepare and file an IRS Form 8594 reflecting their respective allocation of the consideration to be paid by Purchaser to PRGUSA hereunder (including the assumption of the Assumed Liabilities) to the Purchased Assets, and that a portion of the consideration shall be allocated to the Intellectual Property Purchased Assets acquired from PRGRS. The parties shall provide each other a completed copy of their respective IRS Form 8594 with respect to this transaction prior to filing such form with the Internal Revenue Service.

         3.5      PUBLIC ANNOUNCEMENTS.

                  (a) PRGUSA may issue a press release reasonably acceptable to Purchaser announcing the transactions contemplated hereby.

                  (b) Except for any public announcement relating to the transactions contemplated herein as may be required by law or stock exchange rules or as provided in this Section, PRGUSA and Purchaser agree that until the press release contemplated in Section 3.5(a) hereof is issued, each of such parties have not, and have directed its directors, officers, employees, representatives and agents who have knowledge of the transactions not to, disclose to any person who is not a participant in discussions concerning the transactions (other than persons whose consent is required to be obtained hereunder), any of the terms, conditions or other facts with respect to the transactions contemplated herein, including, without limitation, the fact that negotiations are taking place.

         3.6      COVENANT REGARDING TAX MATTERS.

                  (a) As used in this Agreement, the following terms have the specified meanings:

                           (i)      "Tax Authority" shall mean any United States
federal, foreign, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

                           (ii)     "Tax Return" shall mean any return, amended
return, estimated return, information return and statement (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Tax.

                           (iii)    "Tax" or "Taxes" shall mean all taxes,
charges, fees, interest, fines, penalties, additions to tax or other assessments of any kind whatsoever, including without limitation, income, excise, environmental, property, sales, gross receipts, gains, transfer, occupation, privilege, employment (including social security and unemployment), use, value added, capital stock or surplus, franchise taxes, advance corporate tax and customs duties imposed by any Tax Authority, payable by PRGUSA and relating to or chargeable against TSL.

                  (b) Subject to Section 3.6(c) hereof, and except to the extent included in the Assumed Liabilities, PRGUSA shall be solely responsible for and shall pay, without any cost to Purchaser, any and all Taxes assessed against and payable by PRGUSA, arising from the operations of TSL or use of the Purchased Assets prior to Closing (regardless of whether the filing of any Tax Return with respect thereto or payment of any amount in respect thereof is filed, paid or due prior to, on or after the Closing Date).

                  (c) Except as otherwise provided in this Agreement, the parties hereby agree that each of them shall cooperate with the other in executing or causing to be executed any required document and by making available to the other, as promptly as practicable, all work papers, records and notes of any kind at all reasonable times for the purpose of allowing the appropriate party to complete Tax Returns, participate in a proceeding, obtain refunds, make any determination required under this Agreement or defend or prosecute Tax claims. For purposes of clarification and without limiting the preceding sentence, Purchaser shall provide PRGUSA, as promptly as practical, with such information requested by PRGUSA regarding TSL that may be necessary or desirable with respect to any Pre-Closing Tax Return, including, without limitation, personnel and other records necessary or desirable in connection with any federal or state tax credit (including, without limitation, the research and development tax credit under Section 41 of the Code). Notwithstanding anything to the contrary contained herein, PRGUSA shall have sole and exclusive authority to prepare and file all Tax Returns concerning PRGUSA related to activities occurring prior to the Closing, including, without limitation, its operation of the business of TSL and its use of the Purchased Assets and all matters under agreements not being assumed by Purchaser (regardless of when such return is filed) (the "Pre-Closing Tax Returns"). Purchaser will not take a tax reporting position inconsistent with or contrary to a position taken on any such PRGUSA return.

                  (d) At its sole expense, PRGUSA shall promptly pay any and all sales and transfer taxes, levied, imposed or assessed by any Tax Authority as a result of the sale, transfer, assignment and conveyance of the Purchased Assets to Purchaser by PRGUSA.

                  (e) Purchaser and PRGUSA agree that they will follow the standard procedure of Rev. Proc. 96-60, 1996-2 C.B. 399, whereby each shall be solely responsible for employment tax reporting for employees who may be employed by each of them in the calendar year that includes the Closing Date. PRGUSA shall provide Purchaser with such employment tax information as Purchaser shall reasonably request in connection with Purchaser's employment tax reporting obligations for the portion of the calendar year following the Closing.

         3.7 TRANSACTION EXPENSES. All of the expenses incurred by Purchaser in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and other agreements referred to herein and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for Purchaser, shall be paid by Purchaser ("Purchaser Transaction Expenses"). All expenses incurred by PRGUSA in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants, shall be paid by PRGUSA ("PRGUSA Transaction Expenses").

         3.8 ACCESS TO BOOKS AND RECORDS. After the Closing, PRGUSA and Purchaser shall each preserve all of the records and books, client records, and any other records to the extent relevant to the operations of TSL prior to the Closing until the fifth anniversary of the Closing Date, and, until such time, make them available, during normal business hours, to the other party and its designees, counsel, accountants, and others authorized by them for inspection and the making of copies thereof to the extent either party reasonably requires the foregoing for purposes of any tax, audit, accounting, litigation, governmental investigation, or governmental enforcement matter or for any other purpose arising under this Agreement including, without limitation, enforcement of this Agreement. The inspecting party shall bear all reasonable cost of photocopying and other out of pocket expenses of the other party hereto.

         3.9      EMPLOYEE BENEFITS.

                  (a) Health Care Coverage. Any coverage provided by Purchaser under its group health and dental plan to any TSL Employee and their dependents shall be applied without any waiting periods or preexisting condition or other limitations.

                  (b) 401(k) Plan. As contemplated by the Transition Services Agreement (i) PRGUSA shall cause the PRGUSA 401(k) Plan to transfer, in a plan-to-plan transfer in accordance with Section 414(l) of the Code, the assets and liabilities of such plan attributable to the transferred TSL Employees to a 401(k) plan maintained by and designated by Purchaser, and (ii) Purchaser shall cause its 401(k) plan to accept a plan-to-plan transfer of the assets and liabilities of the PRGUSA 401(k) Plan attributable to TSL Employees as soon as reasonably practicable following the Closing Date. Until such plan-to-plan transfer is made, if requested by

PRGUSA, Purchaser shall take such reasonable actions as are necessary to maintain any plan loan that any TSL Employee may have outstanding from the PRGUSA 401(k) Plan ("PRGUSA Plan Loan") in good standing with repayment terms comparable to the repayment terms of such PRGUSA Plan Loan in effect prior to the Closing Date including, without limitation, facilitating repayment of such PRGUSA Plan Loans by means of payroll deduction from salary paid by Purchaser. As of the Closing Date, PRGUSA shall vest any unvested account balance of TSL Employees in the PRGUSA 401(k) Plan. On or before the earlier of (i) March 15, 2004 and (ii) the date of the plan-to-plan transfer contemplated by this Section, PRGUSA shall make or cause to be made the employer contribution to the PRGUSA 401(k) Plan for the transferred TSL Employees with respect to the plan year ending December 31, 2003.

                  (c) Credit for Service with PRGUSA. All TSL Employees shall be given credit, under and in accordance with the applicable employee benefit plans of Purchaser, towards eligibility and vesting for the period of time prior to the Closing Date during which such TSL Employees were employees of PRGUSA if such period of time would otherwise qualify for eligibility and vesting, respectively, under Purchaser's benefit plans that provide the same or similar types of benefits.

          3.10    AGENT FOR MCGRAW-HILL.

                  (a) Purchaser agrees to expend the Custodial Funds delivered to Purchaser at Closing in accordance with and to the extent permitted by that certain OOB/ISDN Billing Support Services Schedule between TSL, a division of PRG-Schultz and The McGraw-Hill Companies, Inc., dated August 6, 2003. Effective as of the Closing, PRGUSA shall transfer to Purchaser the Custodial Account and shall cooperate with Purchaser to (i) add those representatives of Purchaser as Purchaser shall designate as the exclusive signatories to such Custodial Account (the "Designated Signatories"), (ii) remove any employee of PRGUSA who is not a Designated Signatory as a signatory to such Custodial Account and (iii) otherwise transfer control of such Custodial Account to Purchaser. Immediately upon the addition of such Designated Signatories to such Custodial Account, Purchaser shall have the sole authority to accept funds and disburse all funds from such accounts on behalf of McGraw-Hill.

                  (b) From and after the Closing, PRGUSA will promptly remit to Purchaser any and all checks or other funds it receives on behalf of McGraw-Hill for payment of TSL bills. From and after the Closing, PRGUSA will provide Purchaser with copies of any and all bank statements for periods both before and after the Closing in respect of any Custodial Account. PRGUSA agrees to execute and deliver, both before and after the Closing, any additional documents, agreements, authorization or instruments contemplated hereby and/or necessary or appropriate to effect and consummate the transactions described herein and to effect an orderly transition of the Custodial Account to Purchaser following the Closing.

         3.11 CERTAIN CLIENT CONTRACTS. PRGUSA agrees to engage Purchaser as a subcontractor under the agreements referenced in Schedule 3.11 to perform Business services pursuant to written agreements ("Subcontractor Agreement") in the forms of Exhibit 1.3(i) attached hereto for government clients and commercial clients, respectively. The Management

Fee (as defined in the Subcontractor Agreement) for each of such agreements shall be at the rate set forth in Schedule 3.11.

         3.12 ACCOUNTS RECEIVABLE TRANSITION. To the extent PRGUSA or any of its affiliates receives payment of amounts (including Accounts Receivable or Custodial Funds) or receives assets included in the Purchased Assets after Closing, PRGUSA shall promptly transfer such payments or assets to Purchaser and Purchaser may deposit any funds so transferred into Purchaser's accounts. To the extent Purchaser receives checks made payable to PRGUSA or any of its Affiliates which such checks are part of the Purchased Assets, PRGUSA hereby grants to Purchaser a power of attorney to endorse such checks.

         3.13 LIMITED LICENSE TO USE PRGUSA'S MARKS. PRGUSA hereby grants Purchaser a nonexclusive limited, royalty free license to continue to use any and all trademarks, service marks, trade names and associated goodwill, slogans and other like property owned by PRGUSA that are not included in the Purchased Assets ("PRGUSA's Marks") until six months after Closing, but only to the extent that such PRGUSA's Marks are incorporated in or printed on any products, supplies (not including letterhead), printed materials, training materials or other assets included in the Purchased Assets and without any right to create any new products, supplies, printed materials, training materials or other assets depicting any PRGUSA's Mark, or any variations thereof or any confusingly similar name or mark, except to the extent that such creation cannot be terminated without undue expense or delay. Purchaser shall cease use of PRGUSA's Marks not later than the six month anniversary of the Closing Date.

         3.14 TRANSITION SERVICES. Purchaser and PRGUSA shall enter into a transition services agreement in the form attached hereto as Exhibit 1.3(h) ("Transition Services Agreement").

         3.15 BULK TRANSFERS. The parties hereto waive compliance with the requirements of the Bulk Sales law of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser, and PRGUSA and Parent agree to indemnify Purchaser against and to hold Purchaser harmless from any consequences of such non-compliance.

         3.16 INTERCOMPANY ACCOUNTS. PRGUSA shall cause the cancellation and/or settlement in full of all intercompany and intracompany accounts existing immediately prior to Closing involving TSL, on the one hand, and PRGUSA or any of its affiliates (other than TSL), on the other hand.

         3.17 RESTRICTION ON REAL PROPERTY LEASE RENEWALS OR EXPANSIONS. Purchaser covenants and agrees in favor of PRGUSA and Parent that it will not extend the term of either of the Real Property Leases or expand the premises leased under either of the Real Property Leases without first causing PRGUSA and, if applicable, Parent to be released from any direct or indirect liability with respect to such extended term or expanded premises. Purchaser agrees to cause any of its assignees with respect to either of the Real Property Leases to enter into the foregoing covenant in favor of PRGUSA and Parent.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PRGUSA

In order to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, PRGUSA represents and warrants to Purchaser:

         4.1 ORGANIZATION AND AUTHORITY OF PRGUSA. PRGUSA is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. PRGUSA is duly qualified as a foreign corporation in all jurisdictions in which the conduct of its business or the ownership of its properties requires such qualification (except where the failure to do so would not have a Material Adverse Effect (as defined in Section 4.4 hereof) on PRGUSA). PRGUSA has all necessary corporate power and authority to own, lease and operate Purchased Assets and conduct operations of TSL as they are currently being conducted.

         4.2 CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. Each of PRGUSA and PRGRS has full corporate power and authority to execute and deliver this Agreement and each of the PRGUSA Transaction Documents to which PRGUSA or PRGRS is or will be a party and to consummate the transactions contemplated hereby. "PRGUSA Transaction Documents" means each of the agreements, documents and instruments referenced in this Agreement to be executed and delivered by PRGUSA. The execution, delivery and performance of this Agreement and the PRGUSA Transaction Documents has been duly authorized by all necessary action of the part of PRGUSA. This Agreement and the PRGUSA Transaction Documents have been duly executed and delivered by PRGUSA and this Agreement and the PRGUSA Transaction Documents constitutes a valid and binding agreement of PRGUSA or PRGRS, as applicable, in each case enforceable in accordance with its terms, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles.

         4.3      TITLE TO ASSETS; SUFFICIENCY OF ASSETS.

                  (a) Except as set forth on Schedule 4.3 attached hereto (the "Permitted Encumbrances"), PRGUSA or PRGRS, as applicable, has good, valid and marketable title to all of the Purchased Assets (and a valid and enforceable leasehold interest in all of its assets subject to Leases), free and clear of any mortgages, liens, pledges, security interests, encumbrances, claims or similar rights of every kind and nature (collectively, the "Encumbrances"). None of the Purchased Assets is owned jointly with any other person, including any affiliates of PRGUSA. At the Closing, Purchaser will obtain good and marketable title to the Purchased Assets free and clear of all Encumbrances other than the Permitted Encumbrances and such Encumbrances, if any, as have been created by Purchaser.

                  (b) Except for the services to be provided pursuant to the Transition Services Agreement and as set forth on Schedule 4.3 attached hereto, the Purchased Assets (i) constitute in all material respects all of the assets and rights of any nature which PRGUSA currently uses to conduct the Business, and (ii) are sufficient to enable Purchaser to conduct the Business in all material respects in the same manner after the Closing as the Business was conducted by PRGUSA prior to the Closing.

         4.4      NO CONFLICT; REQUIRED CONSENTS. Except as identified on
Schedule 4.4, the execution and delivery by PRGUSA, Parent or PRGRS, as applicable, of this Agreement and the PRGUSA Transaction Documents, and the consummation by PRGUSA, Parent or PRGRS, as applicable, of the transactions contemplated hereby and thereby do not and will not (a) require the consent, approval or action of, or any filing with or notice to, any public, governmental or judicial authority; (b) violate the terms of any Material Contract (as defined in Section 4.9) or Material Lease (as defined in Section 4.10) or be in conflict with, or result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under such Material Contract or Material Lease, in each case except where such violation, conflict, breach or default will not have a Material Adverse Effect (as defined below); (c) result in the creation of any lien upon any of the Purchased Assets; (d) violate PRGUSA's, PRGRS's or Parent's, as applicable, Articles of Incorporation or Bylaws; or (e) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to PRGUSA, PRGRS, Parent or the Business. The term "Material Adverse Effect" means any change or effect or combination of changes and effects, that individually or in the aggregate with all other changes and effects, has or could reasonably be likely to have a material adverse change or effect upon the financial condition, assets, liabilities, results of operations, business, or the operations of TSL, the Business or the use of the Purchased Assets, taken as a whole; provided, however, that Material Adverse Effect shall exclude any effect resulting from or related to changes or developments involving conditions generally applicable to the United States economy, including changes in interest rates; and provided, further, that for purposes of determining whether a breach of a representation or warranty under this Agreement has a Material Adverse Effect, the effect of such a breach shall be considered cumulatively with the effect of all other breaches (or circumstances which, but for materiality or Material Adverse Effect qualifiers, would be breaches) of other representations and warranties, in each case, determined without regard to any materiality or Material Adverse Effect qualifiers.

         4.5 COMPLIANCE WITH LAWS. Except as may be set forth on Schedule 4.5, (a) PRGUSA is in compliance in all material respects with all laws, orders, rules and regulations of all governmental bodies and agencies applicable to TSL, the Purchased Assets or the Business; and (b) since December 31, 2002, PRGUSA has not received written notice of any noncompliance with the foregoing.

         4.6 LICENSES AND PERMITS. PRGUSA holds and is in compliance in all material respects with all of the licenses, permits, approvals and authorizations necessary or required for the operation of TSL (collectively, the "Licenses and Permits"). Since December 31, 2002, PRGUSA has not received written notice of any material violations in respect of any such Licenses and Permits or with respect to an alleged failure to hold any license, permit, approval or authorization. No proceeding is pending or, to the knowledge of PRGUSA, is threatened, which seeks revocation or limitation of any Licenses and Permits.

         4.7 FINANCIAL INFORMATION. The books of account and related records of PRGUSA for the Business are correct and complete in all material respects and fairly reflect in reasonable detail its assets, liabilities and transactions relating to the Business in accordance with GAAP.

Attached hereto as Schedule 4.7 are copies of unaudited statements of assets and liabilities of the Business as of December 31, 2003 and December 31, 2002 (the "Interim Statements of Net Assets") and the related unaudited statements of income for the twelve months then ended ("Interim Statements of Income") (collectively, the "Interim Statements"). The Interim Statements of Net Assets and the Interim Statements of Income have been compiled from and are in accordance with PRGUSA's books and records, fairly present in all material respects the financial condition, assets and liabilities of the Business as of their respective dates and the results of operations of the Business for the respective periods then ended, in each case, except as set forth on Schedule 4.7, as if the Business had been conducted as an independent entity and were not affiliated with any other entity or business, and have been prepared in accordance with the Accounting Principles, consistently applied, except for the absence of notes.

         4.8 TAX LIENS. There are no liens for Taxes on business of TSL or the Purchased Assets, except liens for current Taxes not yet due or payable, nor are there any such liens which are pending or, to the best knowledge of PRGUSA, threatened.

         4.9 MATERIAL CONTRACTS. Schedule 4.9 attached hereto is a true, correct and complete list of all "Material Contracts" with respect to TSL which, for purposes hereof, means, collectively, (i) any Contracts (other than Client Contracts) with respect to TSL, the Business or the Purchased Assets which involves an aggregate annual expenditure by PRGUSA or payments to PRGUSA of $50,000 or more, (ii) any Contract with clients from which TSL received revenues in excess of $190,000 for the year ending December 31, 2003, (iii) any Contract relating to indebtedness for borrowed money, (iv) any Contract relating to investments, loans or advances by TSL or the Business (excluding ordinary course advances of business expenses to employees and independent contractors), (v) any Contract that creates or obligates the Business to participate in any joint venture, limited liability company, partnership agreements, shareholders arrangement or other similar arrangement, (vi) any Contract between TSL or the Business, on the one hand, and PRGUSA or any Related Party of PRGUSA, on the other hand, and (vii) agreements not to compete which materially restrict the operation of the Business after the Closing, the last of which are separately identified in Schedule 4.9. As used herein, "Material Contract" means each of the Material Contracts, individually. PRGUSA has provided or made available to Purchaser true, correct and complete copies of all written Material Contracts, including any and all amendments and waivers thereto. Each Material Contract is valid, legally binding and enforceable against PRGUSA, and to the knowledge of PRGUSA, the other parties thereto, in accordance with its terms (subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles) and is in full force and effect. PRGUSA has performed in all material respects all obligations required to be performed by it under, and is not in default in any material respect under, any Material Contract, and no other event has occurred which, with notice or lapse of time, or both, would constitute such a default. To the knowledge of PRGUSA, each of the other parties to each Material Contract has performed in all material respects all obligations required to be performed by it under, and is not in default in any material respect under, such Material Contract, and no other event has occurred which, with notice or lapse of time, or both, would constitute such a default. PRGUSA has not received any written claim from any other party to any Material Contract that it has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder.

         4.10 MATERIAL LEASES. Schedule 4.10 attached hereto is a list, true, correct and complete in all material respects, of all "Material Leases," which means, for purposes hereof, all Personal Property Leases with respect to TSL which involve an aggregate annual expenditure by PRGUSA of $50,000 or more and all Real Property Leases. PRGUSA has delivered to Purchaser true, correct and complete copies of all of the Material Leases, together with all amendments, addenda and supplements thereto. Except as specifically set forth on Schedule 4.10, with respect to each Material Lease:

                  (a) the Material Lease is legal, valid, binding and enforceable against PRGUSA and, to the knowledge of PRGUSA, the other parties thereto, in accordance with its terms (subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles) and in full force and effect;

                  (b) PRGUSA has performed in all material respects all obligations required to be performed by it under, and is not in default in any material respect under, any Material Lease, and no other event has occurred which, with the giving of notice or lapse of time, would constitute such a default or permit termination, modification or acceleration thereunder by any other party thereto; and, to the knowledge of PRGUSA, each of the other parties to each Material Lease has performed in all material respects all obligations required to be performed by it under, and is not in default in any material respect under, such Material Lease, and no other event has occurred which, with notice or lapse of time, or both, would constitute such a default;

                  (c) neither PRGUSA nor, to PRGUSA's knowledge, any other party to the Material Lease repudiated in writing any provision thereof; and

                  (d) PRGUSA has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold of the Material Lease.

         4.11     INTELLECTUAL PROPERTY.

                  (a) Schedule 4.11, attached hereto, sets forth a true and correct list of all of the Intellectual Property relating to TSL owned by PRGUSA or PRGRS (the "Owned Intellectual Property"), specifying as to each such item, as applicable: (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the date of application or issuance or registration of the item. Except as described in Schedule 4.11 or Schedule 4.3, PRGUSA or PRGRS exclusively owns the Owned Intellectual Property free and clear of any liens or encumbrances. Any patents and registered copyrights, trade marks, service marks, trade dress, and domain names set forth on Schedule 4.11 are in full force and effect, are held of record in the name of PRGUSA or PRGRS, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity.

                  (b) Schedule 4.11 sets forth all licenses, sublicenses, consents and other agreements (whether written or otherwise) (i) pertaining to any Intellectual Property (as defined in Section 4.11(k)) (other than standard, commercially available off-the-shelf software) used or held for use by TSL, or
(ii) by which any third party is licensed or otherwise authorized to use Intellectual Property relating to TSL. Except as set forth on Schedule 4.11, PRGUSA and, to the knowledge of PRGUSA, each other party thereto have performed in all material respect all obligations required to be performed by them under, and are not in default in any material respect under any such license or other agreement, and each such license or other agreement is now in full force and effect.

                  (c) Except for the services to be provided pursuant to the Transition Services Agreement and as set forth on Schedule 4.3, the Intellectual Property (i) constitutes in all material respects all of the Intellectual Property which PRGUSA currently uses to conduct the Business, and
(ii) is sufficient to enable Purchaser to conduct the Business in all material respects in the same manner after Closing as the Business was conducted by PRGUSA prior to Closing.

                  (d) PRGUSA does not know of any material royalties, honorariums or fees payable by PRGUSA or PRGRS to other persons by reason of PRGUSA's or PRGRS's ownership or use of Intellectual Property, except as otherwise noted on Schedule 4.11.

                  (e) To the knowledge of PRGUSA, the business operations of TSL as they are currently conducted or proposed to be conducted do not and will not immediately following the Closing infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party, constitute unfair competition or trade practices under the laws of any jurisdiction, or violate any right of privacy. There is no pending or, to the knowledge of PRGUSA, threatened claim or litigation against PRGUSA or PRGRS contesting the validity of or right to use any Intellectual Property used or held for use by TSL, nor has PRGUSA or PRGRS received any written notice that any Intellectual Property used or held for use by TSL, or the operation or proposed operation of TSL, conflicts, or will conflict, in any material respect, with the asserted rights of others. The representations and warranties set forth in Sections 4.11(e) and (f) are the only representations and warranties made by PRGUSA or PRGRS (either in this Agreement or in any document executed or delivered by PRGUSA or PRGRS in connection herewith) with respect to non-infringement of Intellectual Property and nothing contained elsewhere in this Agreement or in any document executed or delivered in connection herewith shall be construed as a representation or warranty with respect thereto.

                  (f) To the knowledge of PRGUSA, no third party is infringing, misappropriating, or otherwise violating any Intellectual Property used or held for use in the conduct of the TSL's business.

                  (g) Neither PRGUSA nor PRGRS owns any patents, patent rights, or inventions, and neither has made any applications for patent protection, with respect to TSL.

                  (h) Schedule 4.11 contains a complete and accurate list of all Software (as defined in Section 4.11(k)) that relates to TSL and that is owned or licensed to third parties by PRGUSA or PRGRS including, without limitation the programs marketed under the names

Technology On-Line Management System ("TOMS"), Internet Reporting Tool ("IRT"), and eTranslate (collectively, "TSL Software"). Except as set forth on Schedule
4.11 or Schedule 4.3, PRGUSA or PRGRS owns all right, title and interest in and to the TSL Software, free and clear of any liens or encumbrances, including without limitation claims or rights of joint owners and employees, agents, consultants or other parties involved in the development, creation, marketing, maintenance or enhancement of such computer software. The TSL Software consists entirely of material (i) which was created as a work for hire (as defined under U.S. copyright law) by a person or persons who were at the time of creation the regular, full-time, salaried employees of PRGUSA or PRGRS, the copyright in which is now owned by PRGUSA or PRGRS, or (ii) the copyright ownership of which was fully and irrevocably transferred to PRGUSA or PRGRS pursuant to a written agreement executed by the author or authors.

                  (i) Schedule 4.11 sets forth a complete and accurate list of all escrow agreements by which the source code for any TSL Software may be delivered or otherwise transferred to a third party.

                  (j) To the knowledge of PRGUSA and subject to repairs, replacements and upgrades of the type and at an aggregate expense generally consistent with that experienced or undertaken by TSL in prior periods: (i) the information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the Business (including all computer hardware, software, firmware and telecommunications systems), perform reliably and in material conformance with the appropriate specifications or documentation for such systems, and (ii) the information technology systems used by TSL are fully available for use by TSL and, as applicable, the customers and clients of TSL on a continuous basis. TSL has not experienced any service outages related to its information technology systems, except for such outages which would not reasonably be expected to have a Material Adverse Effect.

                  (k) As used herein, "Intellectual Property" means, collectively, any and all of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model and design patents, patent applications, patent registrations and applications for patent registrations, (ii) copyrights and registrations and applications for registration of copyrights, (iii) computer software and databases (including without limitation source code and object code, firmware, middleware, programs, utilities, subroutines or routines), documentation, programmers' logs, flowcharts, descriptions and other work product that is used to plan, organize, develop and modify the foregoing (collectively, "Software"),
(iv) trade secrets and legal rights therein, (v) trademarks, service marks, trade dress, logos, slogans, trade names, business names, and corporate names (whether or not registered), including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (vi) Internet domain names and registrations and applications for registration thereof, (vii) all proprietary rights similar to those described in the preceding clauses of this subsection, and (viii) all remedies against past, present and future infringement or other violation of any of the foregoing rights and rights of protection of interest therein under the laws of all jurisdictions.

         4.12     BENEFIT PLANS AND ERISA.

                  (a) Schedule 4.12 is a true and complete list of each "employee benefit plan," as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), bonus, incentive, deferred compensation, excess benefit, employment contract, stock purchase, stock ownership, stock option, supplemental unemployment, vacation, sick-day, legal services arrangement, training arrangement, health care account, automobile purchase program, severance or other material employee benefit plan, program, policy or arrangement (other than those required to be maintained by law), whether written or unwritten, qualified or nonqualified, funded or unfunded, foreign or domestic, (i) maintained by, or contributed to by PRGUSA or any of its ERISA Affiliates, in respect of any current or former TSL Employees (or their beneficiaries), or (ii) with respect to which PRGUSA or any of its ERISA Affiliates has any liability in respect of any current or former TSL Employee (or their beneficiaries) (each such plan is hereinafter referred to as an "Employee Benefit Plan", and collectively, the "Employee Benefit Plans"). "ERISA Affiliate" is hereby defined to mean any trade or business, whether or not incorporated, other than PRGUSA, which has employees who are treated pursuant to
Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes PRGUSA.

                  (b) A true and complete copy of each Employee Benefit Plan and related trust agreements, (to the extent applicable) a copy of each Employee Benefit Plan's current summary plan description, and, in the case of an unwritten Employee Benefit Plan, a written description thereof, has been provided or made available to Purchaser. In addition, to the extent applicable, PRGUSA has made available to Purchaser a copy of the most recent Internal Revenue Service ("IRS") determination letter issued to each Employee Benefit Plan and a copy of the most recent IRS Form 5500 filed on behalf of each Employee Benefit Plan.

                  (c) Except for payment of premiums for medical and dental employee benefits as provided in the Transition Services Agreement, Purchaser shall not: (i) become liable for any material contribution, tax, lien, penalty, cost, interest, claim, loss, damage, cost assessment or other type of liability or expense with regard to any Employee Benefit Plan, or (ii) be or become a party to any Employee Benefit Plan.

                  (d) The 401(k) plan sponsored by PRGUSA in which current and former TSL Employees participate (the "PRGUSA 401(k) Plan") is in material compliance with all applicable law, including ERISA and the Code. The PRGUSA 401(k) Plan has received a valid, current determination letter from the IRS to the effect that the form of the PRGUSA 401(k) Plan qualifies under Section 401 of the Code and that the form of any trust maintained pursuant thereto qualifies for the exemption from federal income tax under Section 501 of the Code. All amendments required to bring the PRGUSA 401(k) Plan into conformity with applicable law have been timely adopted or the applicable deadlines for making such amendments have not expired.

                  (e) No Employee Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither PRGUSA nor any ERISA Affiliate has ever contributed to, or been required to contribute to any "multiemployer plan"

(within the meaning of Section 3(37) of ERISA) and neither PRGUSA nor any ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. Neither PRGUSA nor any ERISA Affiliate has incurred any liability which could subject Purchaser or any asset to be acquired by Purchaser pursuant to this Agreement to liability under
Section 4062, 4063, 4064 or 4069 of ERISA.

                  (f) No asset of PRGUSA which is to be acquired by Purchaser pursuant to this Agreement, is subject to any lien under Code sections 401(a)(20) or 412(n), or ERISA sections 302(f), 4068 or 4301(b).

         4.13 LITIGATION; JUDGMENTS. There is no action, proceeding or investigation pending or, to PRGUSA's knowledge, threatened against or involving the Business, the Purchased Assets or PRGUSA relating to the Purchased Assets or the operation of TSL, nor is there any action, claim, suit or proceeding pending or, to the knowledge of PRGUSA, threatened before any court, tribunal or governmental body seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, or PRGUSA's ability to consummate the transactions contemplated by this Agreement and the PRGUSA Transaction Documents. There are presently no outstanding judgments, orders or decrees entered in any lawsuit or proceeding relating to the Business, the Purchased Assets or the operation of TSL.

         4.14 BROKER'S FEES. Except for Avondale Partners, LLC ("Avondale") (whose fee will be paid by PRGUSA) and amounts which may be payable by PRGUSA to employees of PRGUSA, PRGUSA has not retained or engaged the services of any broker, finder or intermediary, or paid or agreed to pay any fee or commission to any other person or entity for or on account of the transactions contemplated hereby.

         4.15     ABSENCE OF MATERIAL CHANGES. Except as set forth in Schedule
4.15 attached hereto, from November 30, 2003, to the date of this Agreement, with respect to TSL and the Business:

                  (a) there has not been any Material Adverse Effect (as defined in Section 4.4 hereof);

                  (b) PRGUSA has in all material respects operated TSL and the Business in the ordinary course and has not sold, assigned, or transferred any of the material assets used in operations of TSL or the Business;

                  (c) there has been no amendment, cancellation, termination, or waiver of any right of PRGUSA, TSL or the Business under any contract, governmental license or permit that is material to the Purchased Assets or operations of TSL;

                  (d) PRGUSA has not made any material changes in the customary methods of operation of TSL;

                  (e) (except in respect of ordinary trade payables) neither PRGUSA nor TSL incurred any indebtedness or guaranteed any indebtedness, except for borrowings under existing loans or lines of credit in the ordinary course of business consistent with past practice;

                  (f) PRGUSA has not taken any action other than in the ordinary course of business and in a manner consistent with past practices with respect to increasing the compensation of any auditor or employee of PRGUSA with respect to TSL;

                  (g) to the knowledge of PRGUSA, there has not been any material change or any threat of any change in any of its relations with, or any loss or threat of loss of, any of the suppliers, distributors, clients or customers of the Business;

                  (h) there have not been any write-offs as uncollectible of any notes or accounts receivable of PRGUSA with respect to the Business or write-downs of the value of any assets by any PRGUSA with respect to the Business other than in immaterial amounts or in the ordinary course of business consistent with past practice;

                  (i) with respect to the Business, there has not been any material change by PRGUSA in any method of accounting or keeping its books of account or accounting practices, or any material change in existing credit, collection and payment policies and practices with respect to the Business;

                  (j) there has not been any material disposition of or material failure to keep in effect any rights in, to or for the use of any patent, trademark, service mark, trade name or copyright of the Business; or

                  (k) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.15.

         4.16 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 4.16 attached hereto: (a) there is no action, suit, inquiry, proceeding or investigation under any common law or law, rule, regulation of any United States, federal, state, local or foreign government or agency thereof relating to environmental matters (including the handling, treatment, management, storage, Release of any hazardous, toxic or polluting substances, materials, contaminants or waste ("Hazardous Materials")) (collectively, "Environmental Laws") by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the knowledge of PRGUSA or PRGRS, threatened against or involving PRGUSA or any of its directors, officers or employees which, if determined or resolved adversely to the PRGUSA or such party, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (b) PRGUSA is not subject to any agreement, judgment, order or decree under or relating to Environmental Laws which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) to the knowledge of PRGUSA, there is no reasonable basis for any such action, suit, inquiry, proceeding or investigation that would impose any liability or obligation that could, individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect; (d) during or, to the knowledge of PRGUSA, prior to the period of its ownership, operation or participation of the management of any of their

(or their predecessors) respective current or former facilities or properties, there was no Release or threatened Release of Hazardous Materials in, on, under, from or affecting any such property or any off-site location which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (e) PRGUSA is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligations pursuant to or under any Environmental Law which affects the Business. PRGUSA has provided Purchaser copies of, or access to, all environmental reports, studies, audits, tests, correspondence, permits and all other materials in its possession or control (or which they could reasonably be expected to obtain) regarding any environmental matter or any property currently or formerly owned, leased, operated or uses by PRGUSA or any of its predecessors which affects the Business.

         4.17 EMPLOYEES. Except as disclosed in Schedule 4.17: (i) no TSL Employee is represented by any union, collective bargaining or similar labor agreement, (ii) there is no unfair labor practice charge pending or to the knowledge of PRGUSA threatened or reasonably anticipated against PRGUSA relating to any of the TSL Employees; (iii) there is no labor strike or stoppage relating to any of the TSL Employees actually pending, or to the knowledge of PRGUSA threatened against or involving PRGUSA; (iv) no labor grievance relating to any of the TSL Employees is pending or, to the knowledge of PRGUSA, threatened; (v) PRGUSA has not in the past three years experienced any work stoppage relating to any of the TSL Employees; (vi) PRGUSA does not have labor negotiations in process with any labor union or other labor organization relating to the Business; and (vii) to PRGUSA's knowledge, there are no efforts in process by unions to organize any TSL Employees who are not now represented by recognized collective bargaining agents.

         4.18     RELATED-PARTY TRANSACTIONS. Except as set forth in Schedule
4.18 attached hereto, no Related Party (as defined below), as of the date hereof: (i) has any contractual or other claim, express or implied, or of any kind whatsoever against the Business, TSL or any of the Purchased Assets; (ii) has any interest in the Business, TSL or any of the Purchased Assets; or (iii) is engaged in any other transaction with the Business, TSL or any of the Purchased Assets. As used herein, "Related Party" means any subsidiary or division of Parent (other than the TSL), any officer or director of Parent or of any subsidiary of Parent, any immediate family member of any such officers or directors, or any Affiliate of the foregoing. As used herein, "Affiliate" of a party means any party controlling, controlled by or under common control with such party.

         4.19 INSURANCE. Attached hereto as Schedule 4.19 is a complete and correct list of all policies of insurance covering any of the Purchased Assets or the Business (excluding any Employee Benefit Plans), indicating for each policy the carrier, the insured, type of coverage, the amounts of coverage, deductible, and expiration date. All such policies are in full force and effect and will remain so until the Closing. Except as set forth on Schedule 4.19, all commercial general liability policies maintained by or for the benefit of the PRGUSA or any of its affiliates with respect to the Business during the last five years have been "occurrence" policies and not "claims made" policies.

         4.20 ACCOUNTS RECEIVABLE. All of the trade accounts and notes receivable of the Business included in the Purchased Assets represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are to the knowledge of PRGUSA not subject to any counterclaims or offsets in excess of any allowance recorded in respect thereof and have been billed. To the knowledge of PRGUSA, the allowance for doubtful accounts recorded on the Interim Statement of Net Assets of the Business as of December 31, 2003 is adequate to reflect the net realizable value of the accounts receivable recorded on such Interim Statement of Net Assets.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

In order to induce PRGUSA to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser represents and warrants to PRGUSA as follows:

         5.1 ORGANIZATION OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its property and to carry on its business as now being conducted by it.

         5.2 CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the other agreements, documents and instruments referenced in this Agreement to which Purchaser is or will be a party (the "Purchaser Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Purchaser Transaction Documents has been duly authorized by all necessary action on the part of Purchaser. This Agreement and the Purchaser Transaction Documents have been duly executed and delivered by Purchaser and each of this Agreement and the Purchaser Transaction Documents constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles.

         5.3 NO CONFLICT; CONSENTS. The execution and delivery by Purchaser of this Agreement, the Purchaser Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority; (b) violate the terms of any instrument, document or agreement to which Purchaser is a party, or by which Purchaser or the property of Purchaser is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement; (c) violate Purchaser's Articles of Incorporation or Bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Purchaser, or the business or assets of Purchaser.

         5.4 BROKERS FEES AND EXPENSES. Except for Mooreland Partners (whose fee will be paid by Purchaser), Purchaser has not retained or engaged the services of any broker, finder, or intermediary, or paid or agreed to pay any fee or commission to any other person or entity for or on account of the transactions contemplated hereby.

         5.5 RELIANCE ON CERTAIN MATTERS. In connection with Purchaser's decision to enter into this Agreement and except as expressly provided or specified in this Agreement, Purchaser has not relied upon any verbal or written representation as to financial projections or other forward-looking statements (including, without limitation, any such information, financial or otherwise, contained in any offering memorandum or similar document prepared by PRGUSA or Avondale) made by PRGUSA or any of its subsidiaries or affiliates, or any of their respective directors, officers, employees, agents or representatives (including Avondale).

                                   ARTICLE VI
                                 INDEMNIFICATION

         6.1 INDEMNIFICATION BY PRGUSA AND PARENT. In addition to any other indemnification obligation of PRGUSA and Parent under any other provision hereof, each of PRGUSA and Parent, jointly and severally, indemnifies and holds Purchaser, and its affiliates, directors, officers, shareholders and employees (collectively, the "Purchaser Indemnitees") harmless from and against any and all claims, liabilities, lawsuits, costs, penalties, fines, interest, damages or expenses (including, without limitation, reasonable attorneys' and other professional fees and expenses incurred in litigation or otherwise) (collectively, "Damages") arising out of and sustained by any of them due to or relating to:

                  (a) any misrepresentation or breach of any representation or warranty contained in this Agreement or any PRGUSA Transaction Document (it being understood and agreed that under this Article VI, for purposes of determining whether there has been any such misrepresentation or breach of warranty and for purposes of calculating the amount of Damages arising therefrom, the representations and warranties of PRGUSA shall be deemed not to be qualified by any concept of "material", "materiality", "Material Adverse Effect" or similar qualification);

                  (b) any breach, nonfulfillment of, or failure to perform, any covenant, obligation or agreement of PRGUSA contained in this Agreement or any PRGUSA Transaction Document;

                  (c) any "Environmental Liabilities," which shall mean any and all claims, liabilities, lawsuits, costs, damages or expenses actually incurred (including, without limitation, reasonable attorneys' fees and expenses incurred in litigation or otherwise), whether known or unknown, foreseen or unforeseen, contingent or otherwise, or fixed or absolute to the extent they arise out of or relate to any of the following events, activities or conditions first arising or occurring on or before the Closing: (i) environmental contamination caused by PRGUSA in connection with the operation of the Business or any Purchased Asset or Excluded Asset (including on-site or off-site, or in connection with the Purchased Assets or Excluded Assets ); (ii) any violation by PRGUSA of any Environmental Law; or (iii) the release, spill, leak, discharge, disposal, emission, injection, leaching, migration, dumping or allowed to escape of any Hazardous Materials ("Release" or "Released") or threat of Release of Hazardous Materials in each instance due to the acts of PRGUSA;

                  (d)      any and all Excluded Liabilities; and

                  (e) any enforcement of this Section by any Purchaser Indemnitees.

         6.2 INDEMNIFICATION BY PURCHASER. In addition to any other indemnification obligation of Purchaser hereunder, Purchaser hereby indemnifies and holds PRGUSA, Parent, and each of PRGUSA's and Parent's affiliates, directors, officers and employees (collectively, "PRGUSA Indemnitees") harmless from and against all Damages arising out of and sustained by any of them due to or relating to:

                  (a) any misrepresentation or breach of any representation or warranty contained in this Agreement or any of the Purchaser Transaction Documents;

                  (b) any breach, nonfulfillment of or failure to perform any covenant, obligation or agreement of Purchaser contained in this Agreement or any Purchaser Transaction Document;

                  (c)      any Assumed Liabilities;

                  (d) any liability or obligation incurred by PRGUSA relating to the operation of TSL by Purchaser, or the ownership or use of the Purchased Assets by Purchaser, from or after the Closing Date, other than the Excluded Liabilities; and

                  (e)      any enforcement of this Section by any PRGUSA
Indemnitees.

         6.3      PROVISIONS REGARDING INDEMNIFICATION.

                  (a) In the event that any party incurs or suffers any Damages with respect to which indemnification may be sought by such party pursuant to this Article VI or in the event of any claim, demand, action or proceeding for which indemnification will or may be sought under this Article VI, the indemnified party (or parties) shall promptly notify the indemnifying party (or parties) of the foregoing in reasonable detail based upon information available to the indemnified party, and shall provide all pleading and other documentation relating to such claim, demand, action or proceeding. The failure of the indemnified party to give such notice shall not relieve the indemnifying party of any liability for indemnification under this Article VI, except to the extent that the indemnifying party is actually prejudiced thereby. If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding (a "Third Party Claim"), subject to the terms of Section 6.3(b), the indemnifying party will have the right, at its expense, to assume and control the defense thereof. At its own expense, the indemnified party shall have the right to participate in, but not control, the defense of any Third Party Claim. In connection with any Third Party Claim, Purchaser and PRGUSA shall cooperate with each other.

No Third Party Claim shall be settled without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed by the indemnified party.

                  (b) As a condition to the indemnifying party assuming and controlling the defense of any Third Party Claim, the following conditions must be satisfied (except to the extent waived by the indemnified party): (i) the principal relief sought by such Third Party Claim shall be monetary in nature;
(ii) the indemnifying party shall agree in writing that, solely as between the indemnifying party and the indemnified party, the indemnifying party shall be solely obligated to satisfy and discharge such Third Party Claim; and (iii) if reasonably requested to do so by the indemnified party, the indemnifying party shall have made reasonably adequate provision to ensure the indemnified party of the financial ability of the indemnifying party to satisfy the full amount of any adverse monetary judgment that may reasonably result from such Third Party Claim. In the event that the foregoing conditions to the assumption and control of the defense of a Third Party Claim are not satisfied, except as provided in the following sentence, the indemnified party will assume and control the defense of such Third Party Claim at the expense of the indemnifying party; provided, that, the indemnified party shall not settle such Third Party Claim without the prior written consent of the indemnifying party, which consent shall not unreasonably withheld or delayed by the indemnifying party. In the event that the foregoing conditions to the assumption and control of the defense of a Third Party Claim by the indemnifying party are not satisfied, then, at the option of the indemnifying party, the indemnifying and indemnified parties shall jointly undertake, conduct and control the defense and settlement of the Third Party Claim and each party shall cooperate with the other in good faith in connection therewith and shall use reasonable best efforts to agree on joint counsel at the expense of the indemnifying party; provided that if the parties cannot agree on joint counsel or, in the reasonable opinion of counsel to either party, a conflict or potential conflict exists under the applicable rules of professional responsibility for attorneys between the indemnifying party and the indemnified party that would make separate representation required under such rules, then each party shall be entitled to be represented by separate counsel at the expense of the indemnifying party, provided that the parties shall jointly undertake, conduct and control, through such separate counsel, such defense to the greatest extent practicable and to the extent no conflict or potential conflict exists between the indemnifying party and the indemnified party.

         6.4 SURVIVAL AND TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless an indemnified party pursuant to Sections 6.1(a) and 6.2(a) shall terminate when the representation or warranty that is the subject of the indemnification claim terminates. The representations and warranties contained in this Agreement shall terminate on the first (1st) anniversary of the Closing Date and shall thereafter cease to be of any force and effect, except (a) representations and warranties contained in Sections 4.1, 4.2, 4.3(a) and 4.14, which shall survive without expiration, (b) representations and warranties contained in Sections 4.8 and 4.12, which shall survive until 60 days following the expiration of the applicable statute of limitations and (c) any representation or warranty as to which the indemnified party shall have, before the expiration of the applicable period, previously made a claim and provided a reasonably detailed notice in accordance with
Section 6.3 hereof. The obligations to indemnify and hold harmless an indemnified party pursuant to the other clauses of Sections 6.1 and 6.2 shall not terminate. The rights under Section 6.1 shall not be assignable without the consent of PRGUSA (which may be granted or withheld in the sole discretion of PRGUSA); provided, however, that Purchaser may, without the consent of PRGUSA, but with notice to PRGUSA, assign all or a part of its rights and obligations under this Agreement (including Section 6.1 hereof) to any of its Affiliates or any successor to all or substantially all of the Business and may collaterally assign this Agreement (including Section 6.1 hereof) to any of its lenders.

         6.5      LIMITATIONS.

                  (a) Notwithstanding anything to the contrary contained herein except Section 6.5(c), Purchaser will not assert a claim against PRGUSA or Parent under Section 6.1(a) with respect to an individual matter or series of reasonably related matters until the total of all Damages under Section 6.1(a) with respect to such individual matter or series of reasonably related matters exceeds in the aggregate $20,000 (the "Mini-Basket Amount"), at which time, (i) all Damages under Section 6.1(a) for such individual matter or series of reasonably related matters may be claimed in full (without regard to the Mini-Basket Amount) and, if indemnifiable under this Article 6, shall be indemnified in full and shall count towards, or be included in, the Base Amount.

                  (b) Notwithstanding anything to the contrary contained herein except Section 6.5(c), (i) Purchaser Indemnitees will not assert a claim against PRGUSA or Parent under Section 6.1(a) until the total of all Damages under Section 6.1(a) exceeds in the aggregate $191,000 (the "Base Amount"), at which time, all Damages under Section 6.1(a) in excess of such Base Amount may be claimed in full and, if indemnifiable under this Article 6, shall be indemnified in full and (ii) PRGUSA Indemnitees will not assert a claim against Purchaser under Section 6.2(a) until the total of all Damages under Section 6.2(a) exceeds in the Base Amount, at which time, all Damages under Section 6.2(a) in excess of such Base Amount may be claimed in full and, if indemnifiable under this Article 6, shall be indemnified in full.

                  (c) In no event will PRGUSA and Parent be liable for aggregate Damages under Section 6.1(a) exceeding $3,820,000 (the "Cap Amount") and in no event will Purchaser be liable for aggregate Damages under Section 6.2(a) exceeding the Cap Amount. Notwithstanding the foregoing (i) the limitations of liability set forth in Sections 6.4, 6.5(a), 6.5(b) and 6.5(c) shall not apply (A) to any fraudulent, intentional or willful breach or failure of any representation or warranty of PRGUSA, Parent or Purchaser or (B) to any misrepresentation or breach of any representation or warranty contained in Sections 4.1, 4.2, 4.3(a), 4.14, 4.18, 5.1, 5.2 and 5.4 hereof, and (ii) if aggregate Damages under Section 6.1(a) with respect to a claim for a misrepresentation or breach of Section 4.11 of this Agreement remain unrecovered (the "Unrecovered Damages") after the Cap Amount has been reached, then the Cap Amount on such Unrecovered Damages (and only such Unrecovered Damages) shall be increased by $5,730,000.

                  (d) The provisions of this Article 6 shall be the sole and exclusive remedy at law and in equity of PRGUSA and Purchaser from and after the Closing Date for any claims, liabilities, lawsuits, costs, damages or expenses resulting from any breach of this Agreement or any of the PRGUSA Transaction Documents (other than the Noncompetition and Nonsolicitation Agreement); provided, that nothing stated in this Section shall in any way limit or foreclose the availability to the parties of specific performance or other equitable remedies.

                  (e) In no event shall any party hereto be liable to the other for punitive damages arising out of any breach of the provisions of this Agreement, except for such damages which are recoverable or have been recovered in a third party claim subject to indemnification hereunder.

                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

         7.1 SURVIVAL. Subject to the terms and conditions hereof, all representations, warranties, covenants and agreements of Purchaser and PRGUSA contained in this Agreement or any exhibit or schedule hereto or any certificate or other document delivered pursuant to this Agreement shall survive the Closing and shall remain in full force and effect, regardless of any investigation made or information or knowledge obtained by or on behalf of Purchaser and PRGUSA, as applicable, at any time.

         7.2 SEVERABILITY. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

         7.3 MODIFICATION. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by each of the parties hereto.

         7.4 ASSIGNMENT. This Agreement may not be assigned without the prior written consent of the other party hereto; provided, however, that Purchaser may, without the consent of PRGUSA, but with notice to PRGUSA, assign all or a part of its rights and obligations under this Agreement (including
Section 6.1 hereof) to any of its Affiliates or any successor to all or substantially all of the Business and may collaterally assign this Agreement (including Section 6.1 hereof) to any of its lenders.

         7.5 BINDING AGREEMENT. The terms and conditions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

         7.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.7 NOTICES. All notices, requests, demands, claims or other communications (collectively, "Notices") hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, sent by a recognized overnight delivery service which guarantees next-day delivery ("Overnight Delivery") or mailed by certified mail, return receipt requested, postage prepaid and addressed to the intended recipient, as set forth below:

         If to Purchaser:                   TSL (DE) Corp.
                                            500 Lanidex Plaza
                                            Parsippany, New Jersey 07054
                                            Attention: Robert Svec
                                            Telefax: (973) 952-5515

         with a copy to:                    Dechert LLP
                                            4000 Bell Atlantic Tower
                                            1717 Arch Street
                                            Philadelphia, Pennsylvania 19103
                                            Attention: Carmen J. Romano, Esq.
                                            Telefax: (215) 655-2971

         If to PRGUSA:                      PRG-Schultz USA, Inc.
                                            600 Galleria Parkway, Suite 100
                                            Atlanta, GA 30339
                                            Attention: Clinton McKellar, Jr.
                                                       Senior Vice President &
                                                       General Counsel
                                            Telefax: (770) 779-3034

         with a copy to:                    Arnall Golden Gregory LLP
                                            2800 One Atlantic Center
                                            1201 West Peachtree Street
                                            Atlanta, Georgia  30309-3400
                                            Attention: Jonathan Golden, Esq.
                                            Telefax: (404) 873-8701

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery or telefax, will be deemed received on the day sent or on the first business day thereafter if not sent on a business day, (ii) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (iii) by U.S. Mail, will be deemed received three (3) business days immediately following the date sent. For purposes of this Agreement, a "business day" is a day on which U.S. national banks are open for business and shall not include a Saturday or Sunday or legal holiday. Notwithstanding anything to the contrary in this Agreement, no Notices shall be required of the parties hereto except on a business day and in the event a Notice is required to be given on a day which is not a business day, such Notice shall be required to be given on the next succeeding day which is a business day.

         7.8 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements, representations and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. All such other prior agreements, representations and undertakings are hereby terminated and shall be of no force or effect. Except as otherwise expressly provided herein, this Agreement is not intended to confer upon any person other than PRGUSA and Purchaser and their respective successors or permitted assigns any rights or remedies hereunder.

         7.9 FURTHER ASSURANCES. The parties to this Agreement agree to execute and deliver, both before and after the Closing, any additional information or documents or agreements contemplated hereby and/or necessary or appropriate to effect and consummate the transactions contemplated hereby. PRGUSA agrees to provide to Purchaser, both before and after the Closing, such information as Purchaser may reasonably request in order to consummate the transactions contemplated hereby and to effect an orderly transition of TSL following Closing.

         7.10 GOVERNING LAW. This Agreement, any PRGUSA Transaction Document and any Purchaser Transaction Document shall be governed by and construed under the laws of the State of Georgia, without reference to principles of conflict of laws.

         7.11 ARBITRATION. Except for disputes, controversies or claims which involve a consolidation, cross-claim or like proceeding in connection with any third party claim, demand, action or proceeding, and except for disputes, controversies or claims where a party is seeking specific performance or other equitable relief, following the Closing, any controversy, claim or question of interpretation or dispute between PRGUSA and Purchaser (each being referred to as "Party") arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration in Washington, D.C. by one arbitrator under the then-effective Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA") with pre-hearing discovery rights in accordance with the Federal Rules of Civil Procedure, and otherwise as modified by this Agreement, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The award rendered by the arbitrator shall be final and binding on the Parties and not subject to further appeal. Such arbitration can be initiated by written notice by either Party to the other party. The arbitrator shall be selected by the Parties in accordance with the Rules and shall be a practicing attorney or a retired judge having at least twenty (20) years of experience in matters relating to business and commercial transactions. Each party agrees to pay an equal part of the deposit fixed by the AAA or the arbitrator. The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all costs of the proceeding, including the fees and expenses of the arbitrator and the reasonable attorneys fees and expenses of the prevailing party. If the arbitrator determines that there is not a prevailing party, each party shall bear its own costs and pay one-half of the fees and expenses of the arbitrator.

         7.12 KNOWLEDGE. As used herein, the term "knowledge" means the actual knowledge of the executive officers of the party in question and, with respect to PRGUSA, shall also include (a) John Cook, Donald E. Ellis, Allison Aden, Robert J. Svec and Veronica Moschella with respect to this entire Agreement and (b) Lou Takacs and Samuel Walters with respect to Section 4.11 of this Agreement. For purposes of the foregoing, "actual knowledge" shall be deemed to include knowledge which such party would acquire assuming due inquiry and knowledge of matters of which such party has received written notification as evidenced by the books and records of such party.

         7.13 PRONOUNS. All personal pronouns in this Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders, and the singular shall include the plural and the plural shall include the singular.

         7.14 AMENDMENT AND WAIVER. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                      PRGUSA:

                                      PRG-SCHULTZ USA, INC.

                                      By: /s/ Donald E. Ellis, Jr.
                                         ---------------------------------------
                                      Name: Donald E. Ellis, Jr.
                                      Its: Executive Vice President-Finance,
                                           Chief Financial Officer and Treasurer

                                      PRGRS, INC.

                                      By: /s/ Clinton McKellar, Jr.
                                         ---------------------------------------
                                      Name: Clinton McKellar, Jr.
                                      Its: Senior Vice President and Secretary

                                      PRG-SCHULTZ INTERNATIONAL, INC.

                                      By: /s/ Donald E. Ellis, Jr.
                                         ---------------------------------------
                                      Name: Donald E. Ellis, Jr.
                                      Its: Executive Vice President-Finance,
                                           Chief Financial Officer and Treasurer

                                      PURCHASER:

                                      TSL (DE) CORP.

                                      By: /s/ Ethan D. Ayer
                                         ---------------------------------------
                                      Name: Ethan D. Ayer
                                      Its: Vice President

                         LIST OF SCHEDULES AND EXHIBITS

Schedule 1.1(1)*           Bank Information About the Custodial Account
Schedule 1.2*              Excluded Assets
Schedule 1.3(f)*           Required Consents
Schedule 2.2(a)            Other Assumed Liabilities
Schedule 3.1*              TSL Employees
Schedule 3.11              Certain Client Contracts
Schedule 4.3*              Title to Assets; Sufficiency of Assets
Schedule 4.4               Consents
Schedule 4.5*              Compliance with Law
Schedule 4.7               Interim Statements
Schedule 4.9*              Material Contracts
Schedule 4.10*             Material Leases
Schedule 4.11*             Intellectual Property
Schedule 4.12*             Benefit Plans
Schedule 4.15              Material Changes
Schedule 4.16*             Environmental Matters
Schedule 4.17*             Employees
Schedule 4.18*             Related-Party Transactions
Schedule 4.19*             Insurance

Exhibit 1.3(a)*            Form of Bill of Sale
Exhibit 1.3(b)*            Form of Assignment and Assumption Agreement
Exhibit 1.3(c)*            Form of Intellectual Property Assignment
Exhibit 1.3(e)*            Form of Opinion of Counsel to PRGUSA
Exhibit 1.3(h)             Form of Transition Services Agreement
Exhibit 1.3(i)             Form of Subcontractor Agreement
Exhibit 1.3(j)             Form on Noncompetition and Nonsolicitation Agreement

* This schedule is omitted in accordance with Item 601(b)(2) of Regulation S-K. PRG-Schultz International, Inc. agrees to furnish a copy of any omitted schedule, on a supplemental basis, to the Commission upon request.

         Capitalized terms used in the disclosure schedules which are defined in the Asset Purchase Agreement between PRG-Schultz USA, Inc., PRGRS, Inc., PRG-Schultz International, Inc., and TSL (DE) Corp., dated January 16, 2004 ("Agreement") shall have the meanings assigned to such terms in the Agreement unless otherwise defined in the disclosure schedule. The inclusion of any description or document in a disclosure schedule is not intended, nor shall it be deemed to imply necessarily, that the matters referred to or contained in such disclosure schedule are (i) material or not in the ordinary course of business, or (ii) required to be disclosed in such disclosure schedule. Nothing in the disclosure schedules constitutes an admission of any liability of PRGUSA to any party or an admission against interest. Any matter, event or condition specifically disclosed in any section or portion of this disclosure schedule shall be deemed a disclosure on any other disclosure schedule(s) where the relevance of a disclosure on such other disclosure schedule is reasonably apparent on the face of such disclosure that such disclosure would be applicable to such other section or portion of the disclosure schedule or provision(s) of the Agreement. Where any representation or warranty contained herein is limited or qualified by the materiality of the matters as to which the representation or warranty is given, the inclusion of any matter in a disclosure schedule does not constitute a determination by PRGUSA that such matter is material or would necessarily have a Material Adverse Effect.

                                 SCHEDULE 2.2(a)
                            OTHER ASSUMED LIABILITIES


1. Any Damages related to the failure to obtain the consent or approval to the assignment of any Contracts, Personal Property Leases or Real Property Leases from PRGUSA to Purchaser; provided however, that this sentence shall not reduce or otherwise affect the liability of PRGUSA or Parent for breach of any representation contained in Article IV of the Agreement.

2. Any Damages related to failure, prior to Closing, of PRGUSA to file state sales tax returns and/or to make sales tax payments related to ASP software sales.

3. The costs, fees and expenses associated with obtaining software licenses for the Enterprise Software (as defined on Schedule 4.11 hereof).

                                  SCHEDULE 3.11
                            CERTAIN CLIENT CONTRACTS

1. Professional Services Agreement, dated November 5, 2002, between PRG-Schultz USA, Inc. and Cooper-Standard Automotive, Inc. (Management Fee = 5%).

2. Professional Services Agreement, dated September 3, 2002, between PRG-Schultz (Commercial Division) and Steelcase, Inc. (Management Fee = 5%).

3. Professional Services Agreement, dated April 25, 2002, between The Profit Recovery Group USA, Inc. and Cargill, Incorporated. (Management Fee = 5%).

4. Professional Services Agreement, dated November 26, 2001, between The Profit Recovery Group USA, Inc. and PGA Tour, Inc. (Management Fee = 5%).

5. Profit Recovery Group International Incorporated contract with the General Services Administration (Federal Supply Schedule Contract Number GS-23F-814OH). (Management Fee = 5%).

6. Profit Recovery Group International, Inc. contract with the Bureau of the Public Department (Department of Treasury) (FedSource Contract # TPD-99-C-0015 - requesting government agency is the DISA). (Management Fee = 5%).

7. General Services Agreement between Bank of America and PRG-Schultz USA, Inc., dated as of September 1, 2001 (agreement number 23676-001-001), and an addendum to same dated December 23, 2002 (effective December 12, 2002). (Management Fee = 5%).

8. Professional Services Agreement between PRG-Schultz USA, Inc. and Metavante Corporation dated July 26, 2001 (effective July 17, 2001), and an addendum to same dated August 20, 2002. (Management Fee = 5%).

                                  SCHEDULE 4.4
                                    CONSENTS

1. PRGUSA's lenders, a bank syndicate led by Bank of America, have a security interest in all of the Purchased Assets. Lien releases will be provided by Bank of America with respect to the Purchased Assets at the Closing; provided, however, that partial termination statements will not be filed. The consent of the bank syndicate is required for PRGUSA to consummate the transactions contemplated by the Agreement and has been obtained pursuant to that certain Fourth Amendment to Credit Agreement and Waiver, dated as of November 12, 2003, by and among PRGUSA, Parent, each of the domestic subsidiaries of the Parent, the lenders party thereto and Bank of America, N.A., as Administrative Agent.

2. Master Services Agreement between AT&T Solutions, Inc., a wholly owned subsidiary of AT&T Corp., and TSL, a division of PRG-Schultz, Inc., dated June 19, 2002.

3. Office Lease between Transwestern Lanidex, L.L.C. and PRG-Schultz USA, Inc., dated May 30, 2002 (500 Lanidex Plaza, Parsippany, NJ).

4. Lease Agreement between The Profit Recovery Group USA, Inc. and 2201 Broadway Investments, LLC, dated December 22, 2000 (2201 Broadway Office Building, Oakland, CA).

5. Subordination, Non Disturbance and Attornment Agreement between Morgan Guaranty Trust Company of New York and The Profit Recovery Group USA, Inc., dated November 6, 2001 (in connection with the Oakland, CA lease).

6. Letter of Agreement between TSL and SG&W, Integrated Marketing Communications, dated February 22, 2003.

7. CSR Logic Services Agreement between CSR Logic, LLC and TSL, a division of PRG-Schultz, dated July 24, 2003.

         - Mutual Nondisclosure and Non-Solicitation Agreement between CSR Logic, LLC and TSL, a division of PRG-Schultz, dated March 31, 2003.

8. Agreement between Maltz Associates, LP and TSL, a division of PRG-Schultz International, Inc., dated September 2, 2003.

         9.       Products & Services Agreement between Broadwing
                  Telecommunications, Inc. and PRG dated November 28, 2001 and the following associated addendums and attachments:

         -        Business Markets Responsible Organization 8XX Letter of
                  Agency;

         -        Internet Services Supplement;

         -        Broadwing Voice and Data Service Supplement;

         -        Service Level Agreement, Dedicated IP Services;

         -        Customer Premise Equipment Services Supplement;

         -        Voice Quality Addendum;

         -        Preferred PLUS Long Distance Program; and

         -        Letter of Agency.

10. e-business Hosting Agreement between International Business Machines Corporation and TSL, a division of PRG-Schultz, dated February 8, 2002.

11.      Agreements with Perimeterwatch Technologies, Inc.

         -        Enterprise Support Agreement for "TSL Networks", dated April
                  8, 2002

         - Enterprise Support Agreement for "TSL - a division of PRG-Schultz, Inc.", dated November 4, 2003

         - Enterprise Management Agreement for "TSL - a division of PRG-Schultz, Inc.", dated October 29, 2003

         -        Service Level Agreement Definition

12. The licenses for the software listed on Schedule 4.11 under the heading "Software used, including operating systems and utilities" and the contracts listed on Schedule 4.11 under the heading "Other Intellectual Property Used that is Owned by Others."

                     Consultant and Subcontractor Agreements

13. Letter Agreement with Technology Titans, Inc. (on TSL letterhead, only signed by Technology Titans), dated May 31, 2001 (contract is silent regarding assignment).

14. Consulting Agreement between PRG Communications Division and Barry Melvin (undated) (contract is silent regarding assignment).

15. Letter Agreement with Odyssey Media Incorporated (on TSL letterhead, only signed by Odyssey), dated August 21, 2000 (contract is silent regarding assignment).

16. Independent Subcontractor Agreement between TSL, a division of PRG-Schultz and Mr. William Donaldson (Black Diamond Software), dated October 1, 2002 (contract is silent regarding assignment).

17. Consulting Agreement between Maltz Associates, L.P. and TSL, a division of PRG-Schultz International, Inc., dated April 22, 2003 (contract is silent regarding assignment).

18. Independent Contractor Agreement between TSL, a division of PRG-Schultz and Alan Maltz, dated June 7, 2002 (contract is silent regarding assignment).

19. Master Subcontractor Agreement between TSL, a division of PRG-Schultz and Digital Reliance, dated May 16, 2002 (effective May 14, 2002).

20. Independent Subcontractor Agreement between TSL, a division of PRG-Schultz and MaryAnn Carfaro, dated October 1, 2002 (contract is silent regarding assignment).

21. Independent Contractor Agreement between TSL, a division of PRG-Schultz and On Pointe, dated September 5, 2002 (contract is silent regarding assignment).

22. Master Subcontractor Agreement between TSL, a division of PRG-Schultz and DJM Networking Services, dated September 2, 2003 (effective August 14, 2003).

23. Agreement for Telecom Bill Auditing Services between Faircloth & Blackwelder and TSL, dated May 27, 1998.

24.      Master Subcontractor Agreement dated April 3, 2003 (effective March 19,
         2003) between TSL, a division of PRG-Schultz and Telecom Solutions Group, LLC (agreement is inactive but has certain restrictive covenants contained in Section 7 of the agreement that survive termination).

25.      Master Subcontractor Agreement dated May 7, 2003 (effective March 19,
         2003) between TSL, a division of PRG-Schultz and The Long Valley Group, LLC (agreement is inactive but has certain restrictive covenants contained in Section 7 of the agreement that survive termination).

                                Client Contracts

26.      JP Morgan Chase

         - Agreement for Professional Services between Morgan Guaranty Trust Company of New York and TSL, a division of Brite Voice Systems, Inc., dated, November 1, 1995.

                  a. Memo of Understanding (JPMC Agreement No. 62608) regarding MAC billing rates terms and conditions, dated January __, 2003 between TSL, a division of PRG-Schultz International and JPMorgan Chase Bank.

         - Memo of Understanding regarding TSL Services, Billing Rates and Terms, dated May 24, 2002 between TSL, a division of PRG-Schultz International and JPMorgan Chase (silent with respect to assignment).

         - Letter Agreement dated July 30, 1996 between Telecom Services Limited, a division of Brite and Chase Manhattan Bank (silent with respect to assignment).

                  a. Letter agreement dated May 21, 2003 between TSL and J.P. Morgan Chase & Co. amending July 30, 1996 Letter Agreement (silent with respect to assignment).

         - Statement of Work (JPMChase-UK), undated, between JPMChase and TSL (silent with respect to assignment).

27. IBM
         - Master Agreement (Agreement # 4900T20002), dated as of January 31, 2000 between International Business Machines Corporation and PRGUSA, assignee of TSL Services, Inc., an EPS Solutions Company, and related statements of work.

28. Wells Fargo/Norwest

         - Master Services Agreement dated October 1, 2001 between Wells Fargo Services Company and The Profit Recovery Group.

                  a. Amendment 1 - Pricing, dated effective May 1, 2003 between Wells Fargo Services Company and PRG-Schultz, Inc.

                  b. Statement of Work - 1 (Telecommunications Invoice Auditing Project), dated effective January 1, 2003.

                  c. Statement of Work - 2 (Charge Back Support), dated effective January 1, 2003.

                  d. Statement of Work - 3 (MCI/WorldCom Billing Analysis), dated effective January 1, 2003.

                  e. Statement of Work - 4 (Qwest Billing Analysis), dated effective April 15, 2003.


         - Master Services Agreement dated March 20, 2000, between Wells Fargo Services Company and The Profit Recover Group USA, Inc. (as assigned by TSL, Inc. via Amendment 01 dated June 30,
                  2000).

                  a. Amendment 02, dated June 25, 2002, between Wells Fargo Services Company and Profit Recovery Group USA, Inc. - relates solely to work performed by TSL under an exhibit with the heading "Proposal to Review Wells Fargo Service Company's (WFSC) MCI Billing During Contract Conversion".

                  b. All work by TSL under this Master Services Agreement has been completed.

29.      Charles Schwab

         - Consulting Services Agreement dated March 19, 2002 between TSL, a division of PRG-Schultz USA, Inc. and Charles Schwab & Co., Inc. (silent with respect to assignment)

30. Bank of New York - each of the below Bank of New York contracts is silent with respect to assignment

         - Memo of Understanding regarding Confirmation of Professional Services, dated September 6, 2002, between TSL, a division of PRG-Schultz International and Bank of New York.

         - Memo of Understanding regarding TSL Services, Billing Rates and Terms, dated May 28, 2002, between TSL, a division of PRG-Schultz International and Bank of New York.

31. Chase Bank of Texas - the below Chase Bank contract is silent with respect to assignment

         - Proposal to Chase for SMDR Polling and Delivery Services dated June 25, 1999 between Chase Bank and TSL Services, Inc.

32.      Guardian Life

         - Memo of Understanding regarding TOMS ASP billing rates, terms and conditions, dated July 8, 2002 between TSL, a division of PRG-Schultz International and Guardian Life Insurance (this Memo of Understanding is silent with respect to assignment).

         - Services Agreement dated as of January 9, 2002 between Profit Recovery Group USA, Inc. and The Guardian Life Insurance Company of America. Agreement has expired and TSL is in the process of obtaining a month to month agreement until a full renewal is negotiated.

         - Service Bureau (Call Accounting) Agreement dated September 16, 2002 between TSL Software Services, Inc. and The Guardian Life Insurance Company.

33.      State of CA

         - Standard Agreement (Contract # 96E1115) dated May 1, 1997 between the State of California (acting through the Director of the Stephen P. Teale Data Center) and Telecom Services Limited (including MSA 5-96-70-26).

         - Letter dated June 27, 2002 between State of California, 9-1-1 and TSL, a division of PRG-Schultz, regarding contract 5-96-70-26 and continued pursuit by TSL of open claims thereunder despite expiration of the contract. This letter is silent with respect to consent.

         No further work for the State of California or any of its departments is currently under contract to be conducted other than the pursuit of open claims to the client that were identified prior to expiration of the contract.

34. Citicorp - the below Citicorp agreement is silent with respect to assignment

         - Letter Agreement dated April 10, 1996 between Telecom Services Limited, a division of Brite, and Citibank, N.A.

35.      Consolidated Edison

         - Agreement for Telecommunications Invoice Processing Management Services between Brite Voice Systems, Inc., TSL Division, and the Consolidated Edison Company of New York, Inc., dated January 12, 1998, as modified January 8, 2003 to extend for two years (Purchase Order Modification Copy is not signed by Consolidated Edison).

36.      City of NY

         - Agreement dated October 25, 2002 between City of New York acting by and through the Department of Information Technology and Telecommunications and The Profit Recovery Group, Inc. This contract is currently expired.

37.      AT&T & AMS

         -        Agreement No. 12642 between TSL Services, Inc. and AT&T Corp.
                  dated December 23, 1998 (not signed by TSL).

                  a. Amendments 1-3 each extended the agreement by one year.

                  b. Agreement Amendment (No.4) between TSL, a division of PRG-Schultz, Inc. and AT&T Corp., dated January 13, 2003 (changes agreement end date to December 31, 2003 and modifies a provision of the agreement).

                  a. Agreement Amendment (No. 5) between TSL, a division of PRG-Schultz, Inc. and AT&T Corp, dated December 30, 2003 (changes agreement end date to December 31,
                           2004).

38.      Intel

         - Intel Corporation Purchase Agreement - Services (agreement # 10194), dated effective as of March 1, 2000, between Intel Corporation and PRGUSA, assignee of TSL Services, as amended.

39.      Bear Stearns & Company

         - General Terms and Conditions, dated as of January 27, 2003 between Bear, Stearns & Co., Inc. and TSL, a division of PRGUSA, and related statements of work.

40.      Lexmark (AT&T Solutions)

         - Master Services Agreement between AT&T Solutions, Inc., a wholly owned subsidiary of AT&T Corp., and TSL, a division of PRG-Schultz, Inc., dated June 19, 2002.

41.      Independence Blue Cross

         -        Services Agreement effective April 17, 2003 between
                  TSL, a division of PRG-Schultz and Independence Blue Cross.

42.      Pepsi - the below Pepsi agreement is silent with respect to assignment

         - Letter Agreement dated May 28, 1996 between Telecom Services Limited, a division of Brite, and Pepsico, Inc.

43.      Fidelity Investments

         - Services Agreement No. 70002109 dated as of June 24, 2002 between Fidelity Investments Institutional Services Company acting through its Fidelity Investments Systems Company Division, and TSL, a division of PRG-Schultz International, Inc.

44.      McGraw Hill

         - Master Services Agreement, dated effective as of July 1, 2002, between The McGraw Hill Companies, Inc. and TSL, a division of PRGUSA.

         - OOB/ISDN Billing Support Services Schedule between TSL, a division of PRG-Schultz and The McGraw-Hill Companies, Inc., dated August 6, 2003 (silent with respect to assignment).

                  Consents/notices required in connection with the Overlap Client Contracts:

1. Professional Services Agreement, dated November 5, 2002, between PRG-Schultz USA, Inc. and Cooper-Standard Automotive, Inc.

2. Professional Services Agreement, dated September 3, 2002, between PRG-Schultz (Commercial Division) and Steelcase, Inc. (agreement is silent regarding assignment/subcontracting).

3. Professional Services Agreement, dated April 25, 2002, between The Profit Recovery Group USA, Inc. and Cargill, Incorporated. (agreement is silent regarding assignment/subcontracting).

4. Professional Services Agreement, dated November 26, 2001, between The Profit Recovery Group USA, Inc. and PGA Tour, Inc. (agreement is silent regarding assignment/subcontracting).

5. Profit Recovery Group International Incorporated contract with the General Services Administration (Federal Supply Schedule Contract Number GS-23F-814OH).

6. Profit Recovery Group International, Inc. contract with the Bureau of the Public Department (Department of Treasury) (FedSource Contract # TPD-99-C-0015 - requesting government agency is the DISA).

7. General Services Agreement between Bank of America and PRG-Schultz USA, Inc., dated as of September 1, 2001 (agreement number 23676-001-001), and an addendum to same dated December 23, 2002 (effective December 12, 2002).

8. Professional Services Agreement between PRG-Schultz USA, Inc. and Metavante Corporation dated July 26, 2001 (effective July 17, 2001), and an addendum to same dated August 20, 2002. (agreement is silent regarding assignment/subcontracting).

                                  SCHEDULE 4.7
                              FINANCIAL INFORMATION


                   TSL Statement of Net Assets and Liabilities

                                                  DECEMBER 31,      DECEMBER 31,
                                                      2002             2003
                                                   -----------      -----------
       ASSETS
CURRENT ASSETS
      A/R Trade ..............................     $ 2,763,931      $ 3,150,931
      Allowance for Doubtful Accounts ........        (206,078)         (62,180)
      Prepaid Expenses .......................          51,032           90,975
                                                   -----------      -----------
TOTAL CURRENT ASSETS .........................       2,608,885        3,179,726

PROPERTY PLANT AND EQUIPMENT
      Property Plant and Equipment at Cost ...       3,008,744        3,969,933
      Less: Accumulated Depreciation .........      (1,570,725)      (2,259,998)
                                                   -----------      -----------
TOTAL PROPERTY PLANT AND EQUIPMENT ...........       1,438,019        1,709,935

      Other Long-term Assets - Security
      Deposits ...............................          83,377           53,006
      Other Long-term Assets - Non-Competes ..          48,327           28,327

                                                   -----------      -----------
TOTAL ASSETS .................................     $ 4,178,608      $ 4,970,994
                                                   ===========      ===========

      LIABILITIES
CURRENT LIABILITIES
      Accounts Payable and Accrued Expenses ..     $   131,372      $   328,139
      Sales Taxes Payable ....................           4,294            7,248
      Accrued Payroll and Related Expenses ...       1,443,045          602,751
      Deferred Revenue .......................         174,988          138,815
                                                   -----------      -----------
TOTAL CURRENT LIABILITIES ....................       1,753,699        1,076,953

LONG-TERM LIABILITIES
      Other Long-term Liabilities ............         148,404          249,274
                                                   -----------      -----------
TOTAL LIABILITIES ............................       1,902,103        1,326,227
                                                   -----------      -----------

                                                   -----------      -----------
NET BOOK VALUE ...............................     $ 2,276,505      $ 3,644,767
                                                   -----------      -----------

                               TSL Profit and Loss

                                                  YEAR TO DATE      YEAR TO DATE
                                                     ACTUAL             ACTUAL
                                                   DECEMBER 31,     DECEMBER 31,
                                                      2002             2003
                                                  ------------      -----------
REVENUE .....................................     $ 16,406,926      $ 16,967,096

EXPENSES
      FIELD OPERATIONS
         Payroll Expenses ...................        6,876,489         7,228,945
         Other Employee Costs ...............           56,437            36,248
         Marketing and Advertising ..........            9,280             8,323
         Taxes ..............................          413,669           484,852
         Utilities and Maintenance ..........          103,077           165,748
         Supplies ...........................          178,550           107,815
         Purchased Services .................        1,879,240         1,668,963
         Other Expenses .....................          180,977           203,159
         Travel & Entertainment .............          116,607           116,336
         Communications .....................          219,177           161,812
         Insurance ..........................          405,636           472,653
         Depreciation .......................          720,122           689,273
         Equipment Rentals ..................           52,652            47,018
         Real Property Rentals ..............          424,105           498,849
                                                  ------------      ------------
      TOTAL FIELD OPERATIONS ................       11,636,018        11,889,994
                                                  ------------      ------------
         GROSS PROFIT .......................        4,770,908         5,077,102
                                                  ------------      ------------

      SELLING, GENERAL, AND ADMINISTRATIVE
         Payroll Expenses ...................        1,988,015         1,527,207
         Other Employee Costs ...............          129,099            63,892
         Marketing and Advertising ..........          187,075           308,740
         Taxes ..............................          131,353           118,719
         Utilities and Maintenance ..........           19,842            21,709
         Supplies ...........................           16,269            17,887
         Purchased Services .................          106,461           103,145
         Other Expenses .....................           14,425            23,286
         Travel & Entertainment .............          121,987           126,604
         Communications .....................           41,927            47,288
         Insurance ..........................          117,343           108,378

         Depreciation .......................               --                --
         Amortization .......................           20,000            20,000

         Professional Services ..............           (6,279)               --
         Donations ..........................            1,900             9,490
         Bad Debts ..........................         (415,534)           (9,448
         Equipment Rentals ..................           21,808            24,828
         Real Property Rentals ..............          233,078           134,051
                                                  ------------      ------------
      TOTAL SG&A ............................        2,728,769         2,645,776
                                                  ------------      ------------
TOTAL EXPENSES ..............................       14,364,787        14,535,770
                                                  ------------      ------------

                                                  ------------      ------------
      OPERATING INCOME ......................     $  2,042,139      $  2,431,326
                                                  ============      ============

  Items not contained in the interim statements disclosed on this Schedule 4.7 because the Business is not conducted as an independent entity

         - The costs related to certain services, including employee benefits, liability insurance, human resources and payroll processing, are charged or allocated to the Business by PRGUSA pro-rata based upon the total of such costs incurred by PRGUSA. PRGUSA makes no assurances that such services may be procured by Purchaser for the Business at the same or similar costs.

         - The Business, as a division of PRGUSA, has access to other PRGUSA corporate resources for which the Business pays little or no costs. These corporate resources include, legal services, tax services and advice, marketing services, and accounting/finance/CFO services. After Closing the Business may need to procure such services from a third party that will charge the Business amounts that are materially different from those charged by PRGUSA to the Business.

         -        With respect to the Enterprise Software (defined on Schedule
                  4.11 hereof), after Closing, the Business will need to obtain its own software licenses from the applicable vendors and PRGUSA makes no assurances that such licenses may be procured by Purchaser for the Business at the same or similar costs as charged to PRGUSA.

                                  SCHEDULE 4.15
                                MATERIAL CHANGES

1. Intel has recently consolidated and brought "in house" the personal services billing service that was provided by TSL (approximately $9,000 of revenue per month) and may bring all processing "in house".

2. JPMChase has recently entered into an outsourcing agreement with IBM and the impact upon TSL's business with JPMChase or IBM is unknown.

3. The STI processing services provided for Warner Lambert may be brought in house by Pfizer (Pfizer recently acquired Warner Lambert).

4. Key Bank has recently indicated that it may no longer be requiring the FraudChek services (approximately $7,000 of revenue per month).

5. The Business, from time to time in the ordinary course of its business (STI service), will directly purchase Pollcats (the SMDR collection devices used to obtain CDR information) and sell them back to the client.

                                 EXHIBIT 1.3(h)

                          TRANSITION SERVICES AGREEMENT

         TRANSITION SERVICES AGREEMENT, dated as of January 16, 2004 (this "Agreement"), between PRG-SCHULTZ USA, INC., a Georgia corporation ("PRGUSA"), and TSL (DE) CORP. a Delaware corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto have entered into that certain Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement") pursuant to which Purchaser is purchasing from PRGUSA substantially all of the assets of TSL (as defined in the Asset Purchase Agreement) as a going concern; and

         WHEREAS, in connection with the transactions contemplated by the Asset Purchase Agreement, the parties wish to enter into this Agreement, Purchaser desires to cause PRGUSA to provide the Services set forth on Schedule A to Purchaser, and PRGUSA is willing to provide such Services; and

         NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants contained herein, agree as follows:

1. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

         "Applicable Rate" shall mean the rate of interest per annum announced from time to time by Citibank, N.A. as its prime lending rate plus 1% per annum.

         "Bankruptcy Event" with respect to a party shall mean the filing of an involuntary petition in bankruptcy or similar proceeding against such party seeking its reorganization, liquidation or the appointment of a receiver, trustee or liquidator for it or for all or substantially all of its assets, whereupon such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such party shall (i) apply for or consent in writing to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, (ii) file a voluntary petition or admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or an answer seeking reorganization or an arrangement with its creditors or take advantage of any insolvency law with respect to itself as debtor, or (v) file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency proceedings or any similar proceedings.

         "Business" means the services performed prior to the date hereof by the TSL division of PRGUSA, which are described in the first recital of the Asset Purchase Agreement.

         "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

         "Loss" shall mean any damage, claim, loss, charge, action, suit, proceeding, deficiency, tax, interest, penalty and reasonable costs and expenses (including reasonable attorneys' fees).

         "Person" shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

         "Services" shall mean those transitional services to be provided by PRGUSA to Purchaser set forth on Schedule A hereto to temporarily assist Purchaser in operating the Business.

         Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement.

2. Services. PRGUSA shall provide to Purchaser each of the Services for the term set forth opposite the description of such Services in Schedule A. In performing the Services, PRGUSA shall provide substantially the same level of service and use substantially the same degree of care, skill and diligence as it provided and used in providing such Services to the Business prior to the date hereof, subject in each case to any provisions set forth on Schedule A with respect to each Service. PRGUSA agrees that (i) the Services will be performed in a professional, timely and workmanlike manner, (ii) the Services will be of the same quality and in the same manner of performance as such Services were performed immediately prior to the Closing to the Business and (iii) the level and scope of resources, including personnel, utilized by PRGUSA to provide the Services shall be no less than those that were utilized immediately prior to the Closing. It will be at PRGUSA's discretion as to whether enhancements or modifications to PRGUSA's systems will be made available to Purchaser, provided, however, the foregoing will not reduce or relieve Purchaser's obligations under this Section 2. Purchaser will reasonably cooperate with PRGUSA to facilitate PRGUSA's performance hereunder. EXCEPT AS SPECIFIED IN THIS AGREEMENT, ALL SERVICES PROVIDED UNDER THIS AGREEMENT ARE PROVIDED ON AN "AS IS" BASIS. EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PRGUSA NOR ANY OF ITS AFFILIATES, EMPLOYEES, OFFICERS, DIRECTORS, AGENTS OR LICENSORS WARRANTS THAT THE SERVICES PROVIDED PURSUANT TO THIS AGREEMENT WILL BE UNINTERRUPTED OR ERROR FREE. EXCEPT AS SPECIFIED IN THIS AGREEMENT, PRGUSA AND ITS AFFILIATES, EMPLOYEES, OFFICERS, DIRECTORS, AGENTS AND LICENSORS MAKE NO WARRANTY, GUARANTEE OR REPRESENTATION EITHER EXPRESS OR IMPLIED REGARDING THE MERCHANTABILITY, TITLE, OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SERVICES PROVIDED UNDER THIS AGREEMENT.

3. Payment. Purchaser shall pay to PRGUSA the fees set forth on Schedule A in consideration for the provision of the Services. Purchaser shall reimburse PRGUSA for all reasonable and necessary out-of-pocket costs and expenses (except for postage and other delivery costs, telephone, telecopy and duplicating expenses, employee salary and benefit allocations for PRGUSA personnel and similar internal administrative or overhead costs, expenses and allocations) incurred by PRGUSA with respect to third parties in connection with the provision of the Services to Purchaser pursuant to the terms of this Agreement or paid by PRGUSA on behalf of Purchaser. PRGUSA will invoice Purchaser in U.S. dollars as set forth below for any (i) fees payable by Purchaser for Services listed on Schedule A provided pursuant to the terms of this Agreement during such month (prorated on a daily basis for any partial month); (ii) amounts payable by Purchaser for any out-of-pocket costs and expenses incurred during the immediately preceding month to the extent PRGUSA has received an invoice from such third party; and (iii) taxes (excluding income taxes) or other out-of-pocket expenses (such as, without limitation, payments to cover payroll and premiums for medical and dental benefits) payable in connection with the provision of Services for Purchaser during such month. PRGUSA shall deliver or cause to be delivered to Purchaser each such invoice within thirty (30) days following the last day of the calendar month to which such invoice relates. Purchaser shall pay each such invoice received by electronic funds transfer as follows: in the case of clauses (i) and (ii), within twenty (20) Business Days of the date on which such invoice was received, and in the case of clause (iii), provided that PRGUSA delivers such invoice five (5) or more Business Days (except in the case of payroll expenses and premiums for medical and dental benefits, in which case such invoice shall be delivered two (2) or more Business
Days) prior to the due date for such out-of-pocket payments, not later than one
(1) Business Day prior to such due date (and if PRGUSA does not timely receive the necessary funds, PRGUSA shall not be obligated to make the corresponding payment). Any amount not paid when due shall be subject to a late payment fee computed daily at a rate equal to the Applicable Rate. Purchaser agrees to pay PRGUSA's reasonable attorneys' fees and other costs incurred in collection of any amounts owed to PRGUSA hereunder and not paid when due. Notwithstanding anything to the contrary contained herein, in the event Purchaser fails to make a payment when due hereunder, and such failure continues for a period of five (5) Business Days following delivery of written notice to Purchaser of such failure, PRGUSA shall have the right to cease provision of Services to Purchaser until such overdue payment (and any applicable late payment fee accrued with respect thereto) is paid in full. Such right of PRGUSA shall not in any manner limit or prejudice any of PRGUSA's other rights or remedies in the event of Purchaser's failure to make payments when due hereunder. In the event of a termination of Services pursuant to this Section, with respect to the calendar month in which such services cease to be provided, Purchaser shall be obligated to pay a pro rata share of the fee for such Service set forth on Schedule A equal to the product of (x) the fee set forth on Schedule A multiplied by (y) a fraction, the numerator of which is the number of days in the calendar month in which such services cease to be provided preceding and including the last date on which such Services are provided, and the denominator of which is thirty (30).

4. Limitation of Liability. IN NO EVENT SHALL PRGUSA OR PURCHASER HAVE ANY LIABILITY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES EXCEPT IN THE CASE OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY.

5. Indemnification.

         (a) Purchaser shall indemnify PRGUSA, and shall hold PRGUSA harmless against, any Loss which PRGUSA may sustain or incur arising out of PRGUSA's performance of the Services or PRGUSA's acts or omissions in connection with its performance of such Services unless such Loss arises out of a breach by PRGUSA of this Agreement. This Section shall survive the termination of this Agreement.

         (b) PRGUSA shall indemnify Purchaser, and shall hold Purchaser harmless against, any Loss which Purchaser may sustain or incur arising out of a breach by PRGUSA of this Agreement. This Section shall survive the termination of this Agreement.

6. Confidentiality. The parties acknowledge that in the course of performance of their respective obligations pursuant to this Agreement, each may obtain certain confidential and/or proprietary information of the other or its affiliates or customers, including the terms and conditions of this Agreement. Each party hereby agrees that all information communicated to it by the other, its affiliates or customers, whether before or after the date hereof, was received in strict confidence and shall be kept in strict confidence and shall be used only in accordance with this Agreement, and shall not be disclosed by the other party, its agents or employees without the prior written consent of the first party. In the event that either party either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable law, or receives any demand under lawful process to disclose or provide information of the other party that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing and providing such information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the party that receives such request may thereafter disclose or provide information to the extent required by such law (as so advised by counsel) by lawful process. Furthermore, the parties shall take reasonable steps necessary to ensure that all information and records relating to the business of PRGUSA and the Purchaser are kept strictly confidential. Notwithstanding the above, this Agreement imposes no obligation on either party with respect to information that is already in such party's possession without a duty to the other party to maintain the confidentiality of such information, is or becomes a matter of public knowledge through no fault of that party, is rightfully obtained by either party from a third party not in violation of any duty of confidentiality, or is independently developed by either party without reference to any proprietary or confidential information of the other party. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws; and provided further that (to the extent not inconsistent with the foregoing) such disclosure shall be made without disclosing the names or other identifying information of any party.

7. Term and Termination.

         (a) This Agreement shall commence on the date hereof and shall continue with respect to the Services until the expiration of the period the Services are being provided as set forth on Schedule A or until terminated in accordance with this Section 7.

         (b) Termination of Services by Purchaser. Each party acknowledges that the purpose of this Agreement is for PRGUSA to provide Services to Purchaser on an interim basis to facilitate Purchaser's transition to operating the Business as a going concern without substantial interruption in connection with the change of ownership pursuant to the Asset Purchase Agreement and the agreements contemplated thereby. Purchaser may notify PRGUSA that Purchaser does not wish to receive one or more Services, in which event such Service(s) shall be deleted from Schedule A effective as of the termination date contained in such notice and any payment obligations for such Services pursuant to Section 3 shall terminate.

         (c) Early Termination by PRGUSA. PRGUSA may terminate this Agreement by giving written notice to Purchaser under the following circumstances: (a) if Purchaser shall materially default in the performance of any of its material obligations under, or materially breach any of its material warranties set forth in, this Agreement, and such default or breach shall continue and not be remedied for a period of five (5) Business Days with respect to any payment obligations hereunder (including without limitation any payment obligations pursuant to Section 3) or a period of thirty (30) days with respect to any other obligations hereunder, after PRGUSA has given written notice to Purchaser specifying such default or breach and requiring it to be remedied; (b) if a Bankruptcy Event has occurred with respect to Purchaser; or (c) if Purchaser should assign or subcontract, or attempt to assign or subcontract, any interest in all or any part of this Agreement without the prior written consent of PRGUSA, except as set forth in Section 11.

         (d) Suspension Due to Force Majeure. In the event PRGUSA's performance hereunder is interrupted or interfered with by reason of any cause beyond its reasonable control including, but not limited to, fire, storm, flood, earthquake, explosion, war, strike or labor disruption, rebellion, insurrection, quarantine, act of God, boycott, embargo, shortage or unavailability of supplies, riot, or governmental law, regulation or edict (collectively, the "Force Majeure Events"), PRGUSA shall not be deemed to be in default of this Agreement by reason of its nonperformance due to such Force Majeure Event, but shall give notice to Purchaser of the Force Majeure Event. PRGUSA will be excused from performance of its obligations only to the extent and for such time as the cause which prevents performance continues.

         (e) Consequences of Termination. In the event this Agreement expires or is terminated in accordance with this Section 7, then (a) all Services to be provided will promptly cease, (b) each of

PRGUSA and Purchaser shall promptly return all confidential information received from the other party in connection with this Agreement (including the return of all information received with respect to the Services or products of PRGUSA or Purchaser, as the case may be) and (c) each of PRGUSA and Purchaser shall honor all credits and make any accrued and unpaid payment to the other party as required pursuant to the terms of this Agreement, and no rights already accrued hereunder shall be affected.

8. Records. Each of the parties shall provide reasonable access to the books maintained in connection with the provision of the Services, and all other records relevant to this Agreement, and upon reasonable notice from the other party shall make available for inspection and copy by such other party's agents such records during reasonable business hours.

9. Severability. If any provision of this Agreement is prohibited by the laws of any jurisdiction, as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

10. Modification. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by each of the parties hereto.

11. Assignment. Neither PRGUSA nor Purchaser may assign or subcontract, or attempt to assign or subcontract, any of its rights or obligations hereunder, in whole or in part, by operation of law or otherwise, except with the prior written consent of the other party; it being understood that such consent shall not be unreasonably withheld; provided, that Purchaser may, without the consent of PRGUSA, assign its rights under this Agreement to any of its affiliates and may assign its rights under this Agreement as collateral security to any lender. Any attempted assignment or delegation not in compliance with the forgoing shall be null and void and of no effect.

12. Notices. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, sent by a recognized overnight delivery service which guarantees next-day delivery ("Overnight Delivery") or mailed by certified mail, return receipt requested, postage prepaid and addressed to the intended recipient, as set forth below:

         If to Purchaser:    TSL (DE) Corp.
                             500 Lanidex Plaza
                             Parsippany, New Jersey 07054
                             Attention: Robert Svec
                             Telefax: (973) 952-5515

         with a copy to:     Dechert LLP
                             4000 Bell Atlantic Tower
                             1717 Arch Street
                             Philadelphia, Pennsylvania 19103
                             Attention:  Carmen J. Romano, Esq.
                             Telefax:    (215) 655-2971

         If to PRGUSA:       PRG-Schultz USA, Inc.
                             600 Galleria Parkway, Suite 100
                             Atlanta, GA  30339
                             Attention: Clinton McKellar, Jr.
                                        Senior Vice President & General Counsel
                             Telefax:   (770) 779-3034
         with a copy to:     Arnall Golden & Gregory, LLP
                             2800 One Atlantic Center
                             1201 West Peachtree Street
                             Atlanta, Georgia  30309-3400
                             Attention: Jonathan Golden, Esq.
                             Telefax:   (404) 873-8701

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery or telefax, will be deemed received on the day sent or on the first Business Day thereafter if not sent on a business day, (ii) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (iii) by U.S. Mail, will be deemed received three (3) Business Days immediately following the date sent.

13. Entire Agreement; Binding Effect; No Third Party Beneficiaries. This Agreement, together with the Schedule attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements, representations and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. All such other prior agreements, representations and undertakings are hereby terminated and shall be of no force or effect. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns, if any, and except as provided herein, shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, if any. Except as otherwise expressly provided herein, this Agreement is not intended to confer upon any Person other than PRGUSA and Purchaser any rights or remedies hereunder.

14. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Georgia, without reference to principles of conflict of laws.

15. Arbitration. All disputes, controversies or claims arising out of or relating to this Agreement shall be resolved by agreement among the parties or, if notice is given by any of the parties as provided herein and the matter is not otherwise resolved, by resort to arbitration in accordance with the arbitration provisions contained in the Asset Purchase Agreement.

16. No Agency or Partnership. Nothing in this Agreement will create, or will be deemed to create, a partnership or the relationship of principal and agent or of employer and employee between the parties.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Warranties. PRGUSA hereby represents and warrants that it has full legal right and authority to provide each Service to be provided hereunder and that it has and will continue to have or cause to be provided the necessary skills, facilities and resources to fulfill its obligations hereunder on the same basis as provided prior to Closing.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                               PRGUSA:


                               PRG-SCHULTZ USA, INC.

                               By:   /s/ Donald E. Ellis, Jr.
                                  ----------------------------------------------
                               Name:     Donald E. Ellis, Jr.
                                    --------------------------------------------
                               Its:      Executive Vice President-Finance, Chief
                                         Financial Officer and Treasurer


                               PURCHASER:

                               TSL (DE) CORP.

                               By:   /s/ Ethan D. Ayer
                                  ----------------------------------------------
                               Name:     Ethan D. Ayer
                                    --------------------------------------------
                               Its:      Vice President

                                   SCHEDULE A

            TRANSITION SERVICES AGREEMENT ("AGREEMENT") - SCHEDULE A


-----------------------------------------------------------------------------------------------------------------------------------
      Service                Service Description                  Term                           Comments
-----------------------------------------------------------------------------------------------------------------------------------
Medical and Dental    Provide Medical and Dental Benefits      1-3 months   Benefits conditioned upon completion of appropriate
 Benefits             for former TSL employees hired by TSL                 elections. Purchaser will coordinate and manage
                      (DE) Corp. via COBRA paid by TSL (DE)                 completion of elections by employees and shall pay
                      Corp.                                                 premiums for these benefits in accordance with the
                                                                            Agreement. Purchaser expects to have a replacement plan
                                                                            in place within one month.
-----------------------------------------------------------------------------------------------------------------------------------
Payroll Services      Continue to pay former TSL personnel     2 payroll    PRGUSA will consider in good faith the extension of
                      and process payroll taxes                cycles       payroll services for one additional payroll cycle under
                                                                            extraordinary circumstances if requested by Purchaser.
                                                                            PRGUSA will not deduct benefits against employee
                                                                            compensation. Direct deposits will cease and checks will
                                                                            be sent to employees. Purchaser will advance to PRGUSA
                                                                            the amount necessary for all payrolls in accordance with
                                                                            the Agreement.
-----------------------------------------------------------------------------------------------------------------------------------
401K Plan             Continue to maintain 401K plan until a   Not more     Purchaser will have in place its 401K plan within three
                      new plan can be established.             than 3       months to receive plan-to-plan transfer or 401K
                                                               months       accounts under $5,000 may get cashed out. The plan-to-
                                                                            plan transfer will be made after PRGUSA makes the
                                                                            employer matching contribution with respect to the plan
                                                                            year ending December 31, 2003, which will be made by
                                                                            PRGUSA on or before March 15, 2004.
-----------------------------------------------------------------------------------------------------------------------------------
PRG Facilities        Desk, workspace, phone, internet         2 months
  in Atlanta          access for TSL FET employees.
-----------------------------------------------------------------------------------------------------------------------------------
E-mail forwarding     Legacy e-mail addresses route through    3 months
                      PRG's e-mail server
-----------------------------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------
                 Fees for PRG Services - Payable to PRG monthly
-------------------------------------------------------------------------------
           Month                                       Amount
-------------------------------------------------------------------------------
          January                                      $5,000
-------------------------------------------------------------------------------
         February                                      $3,000
-------------------------------------------------------------------------------
           March                                       $1,000
-------------------------------------------------------------------------------

Notes:

Fees are for PRG services only. All out-of-pocket direct costs including rents, payroll expenses (including ADP processing fees and the COBRA 2% administrative fee) will be passed through to TSL (DE) Corp. without markup and will be paid directly by TSL (DE) Corp.

Monthly fees will be paid January 31st, February 29th, and March 31st

                                                                  EXHIBIT 1.3(i)

                             COMMERCIAL SUBCONTRACT

                                   SUBCONTRACT

         THIS SUBCONTRACT (this "Subcontract") is made as of the ____ day of January, 2004 between PRG-SCHULTZ USA, INC., a Georgia corporation ("PRG"), and TSL (DE) Corp., a Delaware corporation ("Subcontractor").

                                    RECITALS

         A. In accordance with ____________ (the "Client Contract"), PRG has contracted to provide certain services to the party (the "Client") identified in the Client Contract. As used herein, the term "Client Contract" shall mean and include (a) the Client Contract identified in this Recital together with all task orders, modifications, amendments, extensions and waivers issued under the Client Contract prior to the date hereof and (b) all future task orders, modifications, amendments, extensions and waivers of the Client Contract made with Subcontractor's written approval. A complete copy of the Client Contract as it exists on the date of this Subcontract is attached hereto at Exhibit A for reference.

         B. The following services ("Services") under the Client Contract have historically been performed by PRG's TSL division ("Division"):

                  (1) Telecommunications and information technology cost control services;

                  (2) Telecommunications consulting services and professional services for telecommunications-related services;

                  (3) Telecommunications billing verification services and optimization;

                  (4) Call accounting and IT/telecommunications chargeback services;

                  (5) Telecommunications software and software services (e.g., ASP Service Provider; Internet Hosting Services, Development, etc.);

                  (6) Managed telecommunications invoice processing services;

                  (7) Other telecommunications-related managed services (e.g., moves, adds and changes and billing help desk); and

                  (8) Professional technical temporary staffing for telecommunications-related services.

         C. In accordance with that certain Asset Purchase Agreement (the "Purchase Agreement") dated as of ______________, 2004, between PRG and Subcontractor, PRG has sold to Subcontractor substantially all of the assets of PRG used in the Division.

         D. To provide for uninterrupted services to the Client under the Client Contract, PRG and Subcontractor desire to enter into this Subcontract for the performance of that portion of the work under the Client Contract which has historically been performed by the Division.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, PRG and the Subcontractor agree as follows:

         1. Scope of Services. Subcontractor agrees to provide the Services to the extent that they were historically provided by the Division under the Client Contract and all additional services related to telecommunications recovery auditing of Client payments that may be added to the Client Contract in accordance with Section 3 hereof (the "Subcontractor Services"). "Subcontractor Services" will include exercising the rights and performing obligations under the Client Contract related to the Subcontractor Services.

         2. Representations and Warranties. Except for the notices and consents set forth on Exhibit B attached hereto, PRG represents and warrants to Subcontractor that nothing contained herein shall (a) conflict in any way with,
(b) require any consent, authorization or approval under or (c) result in any breach of, any agreement to which PRG is a party or of which PRG has knowledge, relating to the Client Contract.

         3. Contract Administration. Except as expressly set forth in this Subcontract, as between PRG and Subcontractor, PRG shall be solely responsible for issuing invoices (with copies of such invoices sent concurrently to Subcontractor upon their issuance to Client) on behalf of Subcontractor in the amount provided to PRG from Subcontractor in connection with the Client Contract and collecting payments included in such invoices from the Client. During the term of this Subcontract, Subcontractor will not seek to effect its own billings or collect payments in connection with the Client Contract without the prior written approval of PRG except as expressly provided in this Subcontract. PRG shall not approve any amendment, modification, extension or waiver of the Client Contract which affects the Subcontractor Services without the prior approval of the Subcontractor. PRG shall keep Subcontractor apprised of any material developments concerning the Client Contract which affect the Subcontractor Services and shall promptly provide to Subcontractor copies of any written documentation affecting the Subcontractor or the Subcontractor Services, including, without limitation, any amendment or modification of the Client Contract which affects the Subcontractor Services. PRG and Subcontractor shall cooperate with each other in good faith so as to facilitate the performance of their respective portion of the services to be provided under the Client Contract.

         4. Standard of Care. Subcontractor acknowledges that it has received a copy of the Client Contract and is familiar with the terms and provisions of the Client Contract. To the extent required by the terms and provisions of the Client Contract, Subcontractor shall provide a comparable level of service and exercise comparable care in the performance of the Subcontractor Services as the TSL division of PRG exercised with respect to the Subcontractor Services prior to the date of this Subcontract. PRG agrees to comply with the terms and provisions of the Client Contract. Subcontractor agrees to comply with the terms and provisions of the Client Contract to the extent that it relates to the provision of Subcontractor Services.

         5.       Term and Termination.

                  (a) Term. This Subcontract shall continue for so long as the Client Contract continues with respect to the Subcontractor Services, including any extensions of the Client Contract which may come into effect at the option of the Client. It being understood that PRG shall neither extend nor amend the Client Contract without the prior written consent of Subcontractor as such extension or amendment relates to the Subcontractor Services. PRG and the Subcontractor may agree in the exercise of their respective sole discretion to extend the term of this Subcontract for any other extension of the duration of the Subcontractor Services under the Client Contract. The parties currently intend that Subcontractor will seek to obtain a separate contract to provide Subcontractor Services to Client upon completion of the Subcontractor Services under the Client Contract, provided that during the term of the Subcontract, Subcontractor will take no action which interferes with the Client Contract including, without limitation, seeking to reduce the scope of services under the Client Contract.

                  (b) Termination for Convenience. PRG reserves the right to terminate this Subcontract for its convenience if the Client has terminated the Client Contract (other than a termination of the Client Contract with the consent or waiver of PRG) insofar as it relates to the Subcontractor Services. In the event of such termination, (i) the Subcontractor shall immediately stop all work hereunder and shall immediately cause any and all of its subcontractors to cease work and (ii) to the extent the Client Contract allows for damages or costs to be received in connection with such termination, PRG will use its commercially reasonable efforts to collect such amounts from the Client on Subcontractor's behalf and promptly remit the portion of such amounts relating to the Subcontractor Services, less the Management Fee, of any amounts received by PRG to Subcontractor.

                  (c) PRG Termination for Cause. PRG may terminate this Subcontract for cause in the event of any material breach by the Subcontractor of the terms and conditions of this Subcontract and such breach has not been cured within thirty (30) days of the date Subcontractor received written notice from PRG describing the breach with reasonable specificity.

                  (d) Subcontractor Termination for Cause. Subcontractor may terminate this Subcontract for cause in the event of the occurrence of either of the following:

                           (i)      if PRG fails to pay Subcontractor in full
within five (5) days of the date payments due to Subcontractor are received by PRG pursuant to Section 7 hereof and such failure has not been cured within five
(5) days of the date PRG received written notice from Subcontractor describing the breach with reasonable specificity; or

                           (ii)     if (A) PRG makes an assignment for the
benefit of creditors, (B) PRG files a petition of bankruptcy, (C) a petition is filed against PRG under any bankruptcy, reorganization or insolvency law and such involuntary petition is not dismissed within sixty (60) days after filing, or (D) all or substantially all of PRG's property is levied upon or sold in a judicial proceeding.

                  (e) Continuing Obligations. Except for the continuing provision of the Subcontractor Services by Subcontractor following termination, no termination of this

Subcontract shall release either party from its other obligations arising under or in connection with this Subcontract.

         6. Restrictive Covenants. PRG agrees that, during the term of this Subcontract and for a period of one year after expiration or termination of this Subcontract, PRG will neither directly nor indirectly provide to the Client any Subcontractor Services nor refer a third party to the Client to provide any Subcontractor Services unless this Subcontract shall have been validly terminated by PRG under Section 4(c) of this Subcontract. In the event of any valid termination of this Subcontract under Section 4(c) of this Subcontract, PRG may either provide Subcontractor Services to the Client directly or indirectly through the services of a third party or refer a third party to Client to provide Subcontractor Services for the duration of the term of the Client Contract. Notwithstanding the first sentence of this Section, in connection with accounts payable audits performed by PRG or its affiliates which are not limited to services related to telecommunications bills, but rather audits of accounts payable in general, PRG and its affiliates may conduct incidental telecommunications bill auditing on a post-payment basis only, which is limited to auditing for duplicate payments, data entry mistakes, and other disbursement errors including missed discounts, and other services which have been historically provided by, and are customary in connection with, PRG's accounts payable audit business.

         7.       Fees.

                  (a) PRG shall collect all fees and other charges (collectively, the "Client Payments") payable by the Client under the Client Contract for the Subcontractor Services performed from and after the date of this Subcontract. In the event that any Client Payment remains unpaid by the Client longer than ten (10) days after the invoice due date, then PRG shall submit a written inquiry to the Client regarding such failure to make the Client Payment ("First Follow-up Inquiry"). In the event that Client Payment remains still unpaid after an additional twenty (20) days, then PRG and Subcontractor shall cooperate jointly to follow up with Client to obtain payment ("Second Follow-up Inquiry"). In the event the any Client Payment remains unpaid by the Client longer than the sixty (60) day period following the Second Follow-up Inquiry, Subcontractor shall have the right to pursue such Client Payment directly from the Client. PRG shall have no obligation to bring suit, terminate services or take any other action to collect Client Payments other than those actions which are normal, customary and commercially reasonable under the circumstances.

                  (b) PRG shall promptly (and in any event within five (5) days after receipt of any Client Payment) report to Subcontractor the Client Payment and remit to Subcontractor the Client Payment less 5% of such Client Payment (the "Management Fee") which shall be retained by PRG as its fees for administering the Client Contract under this Subcontract. Except for the obligation of PRG to remit to Subcontractor the Client Payment less the Management Fee (the "Subcontractor Amount") out of sums actually collected from the Client for Subcontractor Services, PRG shall have no liability or obligation to make payments to Subcontractor for Subcontractor Services.

                  (c) In the event that an invoice ("Bundled Invoice") delivered to the Client includes both a Client Payment and other amounts due and owing PRG and the payment received by PRG ("Partial Payment") with respect to such invoice is for less than the full amount of such invoice, (i) if the Client provided written notice to PRG setting forth which services caused the reduction in the amount due pursuant to the Bundled Invoice, PRG shall pay Subcontractor the Client Payment less any disputed amount specifically and solely relating to the Subcontractor Services provided in such notice and (ii) if the Client does not provide such a notice, PRG shall pay Subcontractor (x) the Client Payment multiplied by (y) the quotient of (A) the Partial Payment divided by (B) full amount set forth in the Bundled Invoice.

                  (d) Subcontractor Amounts not received by Subcontractor within five (5) business days of the due date provided in Section 7(b) hereof shall be subject to a late charge equal to the greater of (i) $100.00 or (ii) an amount calculated at a rate of 25% per annum on a daily basis on the unpaid Subcontractor Amount for the number of days elapsed from the fifth day after the due date until paid.

         8.       Indemnification.

                  (a) PRG shall indemnify the Subcontractor from and against any damage, claim, loss, charge, action, suit, proceeding, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the Subcontractor by reason of any breach by PRG of its duties under this Subcontract.

                  (b) Subcontractor shall indemnify PRG from and against any damage, claim, loss, charge, action, suit, proceeding, costs and expenses (including, without limitation, reasonable attorneys' fees) arising out of or related to any damages payable to the Client with respect to the Subcontractor Services and any out-of-pocket costs related thereto that are incurred by PRG by reason of any breach by Subcontractor of its duties under this Subcontract with respect to the Subcontractor Services.

                  (c) The indemnified party shall promptly notify the indemnifying party of any matter concerning which the indemnified party may seek indemnification hereunder, provided that the failure to notify the indemnifying party shall not release the indemnifying party from its obligations hereunder except to the extent that the failure to so notify has materially prejudiced the indemnifying party in its ability to resolve and defend the indemnification claim. To the extent that any matter subject to indemnification involves a third party claim, the indemnifying party shall have the right to appoint legal counsel and control the defense and settlement of any such claim provided any such settlement includes a complete release of the indemnified party and does not adversely affect the indemnified party. In the event that the indemnified party controls the defense and settlement of any such claim, the indemnified party shall not settle such claim without the written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed). Each of the indemnified party and indemnifying party shall cooperate with the other in connection with any indemnification claims.

         9. Limitation of Liability. In no event shall either party have any liability to the other party for any special, indirect, incidental or consequential damages.

         10. Records. Each of the parties shall create and maintain until the fifth anniversary of the termination of this Subcontract (or such longer period as may be reasonably required by a party in connection with the purposes set forth below provided that prior to the fifth anniversary of the termination of this Subcontract such party has requested in writing that the other party maintain such records beyond such fifth anniversary) full and accurate books in connection with the provision of the services under this Subcontract, and all other records relevant to this Subcontract, and upon reasonable notice from the other party shall make available for inspection and copy by such other party's agents such records during reasonable business hours to the extent such records are necessary in the performance of such party under this Subcontract or either party reasonably requires the foregoing for purposes of any tax audit, accounting, litigation, governmental inquiry or investigation or governmental enforcement action or for any other purpose arising under this Subcontract or the Client Contract, including, without limitation, enforcement of this Subcontract or the Client Contract.

         11. Severability. If any provision of this Subcontract is prohibited by the laws of any jurisdiction, as those laws apply to this Subcontract, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

         12. Modification. This Subcontract may not be changed or modified except in writing specifically referring to this Subcontract and signed by each of the parties hereto.

         13. Assignment. Except as otherwise prohibited or limited by the Client Contract, this Subcontract may not be assigned without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that, except as otherwise prohibited or limited by the Client Contract, either party may, without the consent of the other party, but with notice to the other party, assign all or a part of its rights and obligations under this Subcontract to any of its Affiliates or any successor to all or substantially all of its assets or business and may collaterally assign this Subcontract to any of its lenders. As used herein, an "Affiliate" of a party means any party controlling, controlled by or under common control with such party. Any attempted assignment or delegation not in compliance with the forgoing shall be null and void and of no effect.

         14. Notices. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, sent by a recognized overnight delivery service which guarantees next-day delivery ("Overnight Delivery") or mailed by certified mail, return receipt requested, postage prepaid and addressed to the intended recipient, as set forth below:

        If to Subcontractor:    TSL (DE) Corp.
                                500 Lanidex Plaza
                                Parsippany, NJ 07054
                                Attention: Robert Svec
                                Telefax: (973) 952-5515

        If to PRG:              PRG-Schultz USA, Inc.
                                600 Galleria Parkway, Suite 100
                                Atlanta, GA  30339
                                Attention:  Clinton McKellar, Jr.
                                Senior Vice President & General Counsel
                                Telefax:  (770) 779-3034
or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery or telefax, will be deemed received on the day sent or on the first Business Day thereafter if not sent on a business day, (ii) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (iii) by U.S. Mail, will be deemed received three (3) Business Days immediately following the date sent.

         15. Entire Agreement; Binding Effect; No Third Party Beneficiaries. This Subcontract, together with the Exhibits attached hereto, constitutes the entire agreement and supersedes any and all other prior agreements, representations and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. All such other prior agreements, representations and undertakings are hereby terminated and shall be of no force or effect. This Subcontract shall be binding upon the parties hereto and their respective successors and permitted assigns, if any, and except as provided herein, shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, if any. Except as otherwise expressly provided herein, this Subcontract is not intended to confer upon any person other than PRG and Subcontractor any rights or remedies hereunder.

         16. Governing Law. This Subcontract shall be governed by and construed under the laws of the State of Georgia, without reference to principles of conflicts of law.

         17. Arbitration. All disputes, controversies or claims arising out of or relating to this Subcontract shall be resolved by agreement among the parties or, if notice is given by any of the parties as provided below and the matter is not otherwise resolved, by resort to arbitration in accordance with the arbitration provisions contained in the Purchase Agreement. Pending resolution of any such dispute, controversy or claim by arbitration or otherwise, the parties shall proceed diligently with performance.

         18. No Agency or Partnership. Nothing in this Subcontract will create, or will be deemed to create, a partnership or the relationship of principal and agent or of employer and employee between the parties.

         19. Counterparts. This Subcontract may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         20. Service Coordinators. PRG and Subcontractor will each designate a representative to act as the primary contact person with respect to the accomplishment of the services and transactions contemplated by this Subcontract (the "Service Coordinators"). The initial Service Coordinators shall be Jeff Meaux of PRG and Robert J. Effenberger for Subcontractor.

         IN WITNESS WHEREOF, the parties have executed this Subcontract as of the date herein first above written.

                                      PRG:

                                      PRG-SCHULTZ USA, INC.


                                      By:
                                         --------------------------------------
                                      Name:
                                           ------------------------------------
                                      Its:
                                          -------------------------------------


                                      SUBCONTRACTOR:

                                      TSL (DE) CORP.


                                      By:
                                         --------------------------------------
                                      Name:
                                           ------------------------------------
                                      Its:
                                          -------------------------------------

                                    EXHIBIT A

                                 Client Contract

                                    EXHIBIT B

                              Notices and Consents

                                 EXHIBIT 1.3(j)

                  NONCOMPETITION AND NONSOLICITATION AGREEMENT

         This NONCOMPETITION AND NONSOLICITATION AGREEMENT ("Agreement"), entered into as of the 16th day of January, 2004 (the "Effective Date"), is made by and among TSL (DE) CORP., a Delaware corporation ("Purchaser"), PRG-SCHULTZ USA, INC., a Georgia corporation ("PRGUSA") and PRG-SCHULTZ INTERNATIONAL, INC., a Georgia corporation ("PRGX").

                                   WITNESSETH:

         WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of even date herewith, by and between PRGUSA and Purchaser (the "Purchase Agreement"), Purchaser acquired substantially all of the assets of PRGUSA with respect to the Business;

         WHEREAS, PRGX is the sole shareholder of PRGUSA; and

         WHEREAS, in order to induce Purchaser to enter into and consummate the Purchase Agreement, which PRGUSA hereby acknowledges will benefit it, PRGUSA and PRGX have agreed to accept certain restrictions as set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       DEFINITIONS. The following definitions shall apply to this
Agreement:

                  (a) "Affiliate" of a party shall mean (i) an entity controlling, controlled by, or under common control with such party, and (ii) to the extent involved in day-to-day management of a party, entities which control, are controlled by, or under common control with any entity described in the foregoing clause (i).

                  (b) "Business" shall mean the following services as such services have been conducted by TSL (as defined in the Purchase Agreement) prior to the date hereof:

                           (i)      Telecommunications and information
                                    technology cost control services;

                           (ii) Telecommunications consulting services and professional services for telecommunications-related services;

                           (iii) Telecommunications billing verification services and optimization;

                           (iv) Call accounting and IT/telecommunications chargeback services;

                           (v) Telecommunications software and software services (e.g., ASP Service Provider; Internet Hosting Services, Development, etc.);

                           (vi)     Managed telecommunications invoice
                                    processing services;

                           (vii) Other telecommunications-related managed services (e.g., moves, adds and changes and billing help desk); and

                           (viii) Professional technical temporary staffing for telecommunications-related services.

                  (c) "Competing Business" means any Person, concern, or entity that is engaged in or conducts or competes in any portion of the Business, excluding the following:

                           (i) in connection with accounts payable audits performed by PRGUSA, PRGX or either of their Affiliates which are not limited to services relating to telecommunications bills, but rather audits of any client's accounts payable in general, PRGUSA, PRGX and their Affiliates may conduct incidental telecommunications bill auditing on a post payment basis only which is limited to auditing for duplicate payments, data entry mistakes, and other disbursement errors including missed discounts, and other services which have been historically provided by, and are customary in connection with PRGUSA's accounts payable audit business;

                           (ii) any business acquired by PRGUSA, PRGX or either of their Affiliates (an "Acquired Business") which would otherwise constitute a Competing Business if the competing portion of the Acquired Business is not more than an Incidental Portion of the Acquired Business' revenues, provided that this exclusion from the definition of a Competing Business shall remain in effect only for twelve months from the date of completion of the acquisition of the Acquired Business; and

                           (iii) perform the duties and exercise the rights of PRGUSA explicitly expressed or authorized in the Subcontractor Agreement (as defined in the Purchase Agreement), as it may be modified from time to time.

                  (d) "Confidential Information" means information relating to the Business which is confidential or proprietary. Confidential Information may include (i) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (ii) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (iii) pricing policies, marketing and sales strategies, methods of delivering products and services, and product and service development projects and strategies; (iv) source code, object code, formats, user manuals, technical manuals and other documentation for software products; (vi) employment and payroll records; (vii) forecasts, budgets and financial information; and (viii) expansion plans, management policies, information about possible acquisitions or divestitures and other business and acquisition strategies and policies. Confidential Information shall not include information which (A) is public or otherwise becomes part of the public domain through no fault of PRGUSA or PRGX, (B) is received by PRGUSA or PRGX from a third person who had a lawful right to disclose such information,
(C) is required to be disclosed by any governmental body having jurisdiction or in connection with the enforcement of any legal rights, or (D) primarily relates to any of the businesses of PRGUSA or PRGX other than the Business.

                  (e) "Incidental Portion" means that, with respect to any Acquired Business, no more than 10% of the consolidated revenues of such Acquired Business and no more than $5,000,000 in annual revenues for its most recently completed fiscal year prior to the acquisition were derived from a Competing Business.

                  (f) "Person" means and includes any individual, partnership, association, corporation, limited liability company, trust, unincorporated organization, or any other business entity or enterprise.

                  (g) "Protected Employee" means any current or former employee of the Business or Purchaser during the period in which the covenants set forth in Section 2(c) are in effect, but excluding persons who have not been employed by the Purchaser or the Business during the twelve month period preceding the date on which a determination is made regarding whether a person is a Protected Employee.

                  (h) "Territory" means the continental United States, which the parties acknowledge to be the geographic area in which PRGUSA conducts the Business on the date hereof.

         2. COVENANTS OF PRGUSA AND PRGX. The parties hereto acknowledge that the Business is of a limited and unusual nature and the scope of the Business is sufficiently broad so that these restrictions shall apply throughout the Territory, and PRGUSA and PRGX agree that the Territory is reasonable under the circumstances. PRGUSA acknowledges that Purchaser is purchasing the good will of the Business and the covenants contained in this Agreement are essential to the protection of Purchaser's investment in the Purchased Assets and the Business and that Purchaser would not purchase the Purchased Assets but for such covenants. Therefore, PRGUSA and PRGX agree to the following covenants and agreements:

                  (a) Neither PRGUSA, PRGX nor any of their respective Affiliates shall, for a period of three (3) years from and after the Effective Date, directly or indirectly, within the Territory (i) provide or perform services for the benefit of, own, manage, operate, control, join or participate in, a Competing Business, either on its own behalf or on behalf of any other Person, whether as a shareholder, owner, partner, proprietor, agent, consultant, independent contractor, lender or otherwise, or (ii) have a financial interest in or be in any way connected with or affiliated with any Competing Business, whether as a shareholder, owner, partner, proprietor, agent, consultant, independent contractor, lender or operator or otherwise. Nothing contained herein shall preclude PRGUSA or PRGX from having a passive investment in less than two percent (2%) of the outstanding capital stock of any publicly traded company. The foregoing notwithstanding, this Section 2(a) shall not apply to the following or their respective Affiliates (collectively, a "Successor Business"):
(i) PRGUSA or the successor to PRGUSA resulting from a merger, consolidation or similar business combination transaction (a "Business Combination") if (A) PRGUSA is a party to a Business Combination, (B) another party (other than PRGUSA or its Affiliates) to such Business Combination was engaged in a Competing Business prior to such transaction, and (C) immediately after such Business Combination, PRGX no longer directly or indirectly owns 50% or more of the outstanding shares of voting stock of PRGUSA measured by voting power, and
(ii) PRGX or the successor to PRGX resulting from a Business Combination if (x) PRGX is a party to a Business Combination and (y) another party (other than PRGX or its Affiliates) to such Business Combination was engaged in a Competing Business prior to such transaction.

                  (b) For a period of three (3) years from and after the Effective Date, each of PRGUSA and PRGX covenants and agrees that it will not, and each will cause their respective Affiliates not to, except with the prior written consent of Purchaser, directly or indirectly, contact, solicit or call upon any person, firm, corporation or entity to which services of the Business are being provided or have been provided within the twelve (12) month period prior to the date hereof for purposes of carrying on a Competing Business. The foregoing notwithstanding, this Section 2(b) shall not apply to a Successor Business.

                  (c) For a period of one (1) year from and after the Effective Date, each of PRGUSA and PRGX covenants and agrees that it will not, and will cause their respective Affiliates not to, solicit

(except through general solicitations and advertising not directed to Protected Employees), employ, retain as a consultant, attempt to entice away or hire from Purchaser or its Affiliates or the Business, any Protected Employee.

                  (d) From and after the Closing Date, except with Purchaser's prior written consent, each of PRGUSA and PRGX shall not, directly or indirectly, in any capacity communicate, publish or otherwise disclose, or use, any Confidential Information. The foregoing notwithstanding, PRGUSA and PRGX may use Confidential Information to the extent reasonably necessary to perform its obligations under Sections 3.6 and 3.9 of the Purchase Agreement or Sections 3 and 7 of the Subcontractor Agreements (as defined in the Purchase Agreement).

         3. TOLLING. The length of time for which the covenants contained in Sections 2(a) and 2(b) of this Agreement shall be enforced and shall not include (a) any period of time during which any material violation of such covenants continues or (b) any period of time during which Purchaser has commenced and there remains pending litigation which seeks to enforce such covenants and during which any material violation of such covenants is continuing.

         4. SEVERABILITY. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions or subparagraphs contained herein shall be held invalid, this Agreement shall be construed as if such invalid portion had not been inserted, and if such invalidity shall be caused by the length of any period of time, the number or location of clients, the size of any area, or the scope of the Business set forth in any part hereof, such period of time, number or location of clients, area, or scope, or any combination thereof, shall be considered to be reduced to a period, number, location, area or scope which would cure such invalidity and which will be effective, binding and enforceable against PRGUSA and PRGX.

         5. REMEDIES. Each of PRGUSA and PRGX agree that if it breaches any provision of this Agreement, the damage to Purchaser would be difficult to ascertain and that irreparable harm would be caused to Purchaser, and money damages alone would not afford Purchaser an adequate remedy for any such breach. Therefore, if PRGUSA or PRGX is in breach of this Agreement, the parties hereto agree that Purchaser is entitled to specific performance, injunctive, and other equitable relief to prevent or restrain a breach of this Agreement or otherwise to specifically enforce the provisions of Section 2 of this Agreement. The rights of Purchaser to enforce the covenants in this Agreement are in addition to, and not in lieu of, any and all rights Purchaser may have at law and in equity to protect its business interests.

         6. RIGHTS ARE CUMULATIVE AND EFFECT OF WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

         7. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between Purchaser, on the one hand, and PRGUSA and PRGX, on the other, with respect to the subject matter of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the parties hereto unless made in writing and signed by a duly authorized officer of each party, unless made in writing and signed by such each party, as appropriate.

         8. ASSIGNMENT. This Agreement may not be assigned without the prior written consent of the other party hereto; provided, that Purchaser without the consent of PRGUSA and PRGX may assign its rights under the Agreement to any of its Affiliates and may collaterally assign its rights under the Agreement to any lender. The terms and conditions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

         9. NOTICES. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, sent by a recognized overnight delivery service which guarantees next-day delivery ("Overnight Delivery") or mailed by certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

         If to Purchaser:            TSL (DE) Corp.
                                     500 Lanidex Plaza
                                     Parsippany, New Jersey 07054
                                     Attention: Robert Svec
                                     Telefax:   (973) 952-5515

         With a copy to:             Dechert LLP
                                     4000 Bell Atlantic Tower
                                     1717 Arch Street
                                     Philadelphia, Pennsylvania 19103
                                     Attention: Carmen J. Romano, Esq.
                                     Telefax:   (215) 655-2971

         If to PRGUSA or PRGX:       PRG-SCHULTZ USA, Inc.
                                     600 Galleria Parkway, Suite 100
                                     Atlanta, Georgia 30339
                                     Attention: Clinton McKellar, Jr.
                                     Senior Vice President and General Counsel
                                     Telefax: (770) 779-3034

         with a copy to:             Arnall Golden Gregory, LLP
                                     2800 One Atlantic Center
                                     1201 West Peachtree Street
                                     Atlanta, Georgia  30309-3450
                                     Attention: Jonathan Golden, Esq.
                                     Telefax:   (404) 873-8701

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery or telefax, will be deemed received on the day sent or on the first business day thereafter if not sent on a business day, (ii) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (iii) by certified U.S. Mail, will be deemed received three (3) business days immediately following the date sent. For purposes of this Agreement, a "business day" is a day on which U.S. national banks are open for business and shall not include a Saturday or Sunday or legal holiday.

Notwithstanding anything to the contrary in this Agreement, no action shall be required of the parties hereto except on a business day and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day.

         10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Georgia, exclusive of the conflict of laws provisions thereof.

         12. CONSTRUCTION. All personal pronouns in this Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders, and the singular shall include the plural and the plural shall include the singular, as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement as of the day and year first above written.

                                   PRGUSA:

                                   PRG-SCHULTZ USA, INC.

                                   By: /s/ Donald E. Ellis, Jr.
                                       -----------------------------------------
                                   Name: Donald E. Ellis, Jr.
                                         ---------------------------------------
                                   Its: Executive Vice President-Finance, Chief Financial Officer and Treasurer


                                   PRGX:

                                   PRG-SCHULTZ INTERNATIONAL, INC.

                                   By: /s/ Donald E. Ellis, Jr.
                                       -----------------------------------------
                                   Name: Donald E. Ellis, Jr.
                                         ---------------------------------------
                                   Its: Executive Vice President-Finance, Chief Financial Officer and Treasurer


                                   PURCHASER:

                                   TSL (DE) CORP.

                                   By: /s/ Ethan D. Ayer
                                       -----------------------------------------
                                   Name: Ethan D. Ayer
                                         ---------------------------------------
                                   Its:  Vice President

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement as of the day and year first above written.

                                     PRGUSA:

                                     PRG-SCHULTZ USA, INC.

                                     By: /s/ Donald E. Ellis, Jr.
                                        ---------------------------------------
                                     Name:   Donald E. Ellis, Jr.
                                           ------------------------------------
                                     Its:    Executive Vice President-Finance,
                                             Chief Financial Officer and
                                             Treasurer

                                     PRGX:

                                     PRG-SCHULTZ INTERNATIONAL, INC.

                                     By: /s/ Donald E. Ellis, Jr.
                                        ---------------------------------------
                                     Name:   Donald E. Ellis, Jr.
                                          -------------------------------------
                                     Its:    Executive Vice President-Finance,
                                             Chief Financial Officer and
                                             Treasurer

                                     PURCHASER:

                                     TSL (DE) CORP.

                                     By: /s/ Ethan D. Ayer
                                        ---------------------------------------
                                     Name:   Ethan D. Ayer
                                           ------------------------------------
                                     Its:    Vice President


                                       7